UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
ODYSSEY RE HOLDINGS CORP.

(Name of Registrant as Specified In Its Charter)
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March 23, 2007
Dear Stockholder:
      You are cordially invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Odyssey Re Holdings Corp. (“OdysseyRe”), a Delaware corporation, to be held on Wednesday, April 25, 2007 at The Yale Club, 50 Vanderbilt Avenue, New York, New York. The Annual Meeting will commence at 9:30 a.m. (EDT).
      At the Annual Meeting, you will be asked to consider and vote upon the election of nine directors. The attached Proxy Statement presents the details of this proposal.
      Your participation and vote are important. The election of the nine directors will not be effected without the affirmative vote of at least a majority of the outstanding common stock present and voting at the Annual Meeting.
      For further information regarding the matter to be voted on at the Annual Meeting, I urge you to carefully read the accompanying Proxy Statement, dated March 23, 2007. If you have any questions about this proposal or would like additional copies of the Proxy Statement, you should contact Donald L. Smith, Senior Vice President, General Counsel and Corporate Secretary of OdysseyRe, 300 First Stamford Place, Stamford, Connecticut 06902, telephone (203) 977-8000.

Sincerely yours,

Andrew A. Barnard
President and Chief Executive Officer
      The accompanying Proxy Statement is dated March 23, 2007 and is first being mailed to stockholders on or about March 23, 2007.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 25, 2007

To the Stockholders of
  Odyssey Re Holdings Corp.:
      NOTICE IS HEREBY GIVEN that the 2007 annual meeting of stockholders (the “Annual Meeting”) of Odyssey Re Holdings Corp. (“OdysseyRe”), a Delaware corporation, will be held on Wednesday, April 25, 2007 at The Yale Club, 50 Vanderbilt Avenue, New York, New York. The Annual Meeting will commence at 9:30 a.m. (EDT), for the following purposes:

•	to elect nine directors, each to serve until the next annual meeting of stockholders;

•	to transact such other business as may properly come before the Annual Meeting and any adjournment thereof.
      Only stockholders of record at the close of business on March 9, 2007 are entitled to notice of, and to vote at, the Annual Meeting. A list of such stockholders will be available at OdysseyRe’s corporate headquarters, located at 300 First Stamford Place, Stamford, Connecticut 06902, during ordinary business hours for the ten-day period prior to the Annual Meeting.
      All stockholders are cordially invited to attend the Annual Meeting and vote in person. However, to ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible, in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person, even though he or she has previously returned a proxy.

By Order of the Board of
Directors of Odyssey Re Holdings Corp.

Donald L. Smith
Senior Vice President, General Counsel
and Corporate Secretary
Stamford, Connecticut
March 23, 2007
YOUR VOTE IS IMPORTANT
      In order to ensure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope.

Proxy Statement
Information Concerning Solicitation and Voting
General
      This Proxy Statement is furnished by our board of directors to holders of our common stock, par value $0.01 per share, in connection with the solicitation of proxies by our board of directors for use at the annual meeting of our stockholders (the “Annual Meeting”) to be held on April 25, 2007, at The Yale Club, 50 Vanderbilt Avenue, New York, New York, commencing at 9:30 a.m. (EDT), and at any adjournment or postponement thereof. The purposes of the Annual Meeting are set forth in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders.
      Our complete mailing address is Odyssey Re Holdings Corp., 300 First Stamford Place, Stamford, Connecticut 06902, and our telephone number is (203) 977-8000.
      This Proxy Statement and the accompanying form of proxy are first being mailed to our stockholders on or about March 23, 2007.
Stockholders Entitled to Vote; Vote Required
      Our board of directors has fixed the close of business on March 9, 2007 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Accordingly, only holders of record on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were outstanding and entitled to vote 71,212,738 shares of common stock, constituting all of our voting stock. The vote of the holders of a majority of the shares present in person or represented by proxy at the meeting, will elect the nine directors. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for ten days prior to the Annual Meeting during ordinary business hours at our headquarters, located at 300 First Stamford Place, Stamford, Connecticut 06902. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.
      Shares of our common stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Annual Meeting. Shares that abstain from voting, and shares held by a broker nominee in “street name” who indicates on a proxy that such nominee does not have discretionary authority to vote as to a particular matter, will be treated as shares that are present and entitled to vote at the Annual Meeting for purposes of determining whether a quorum exists, but will not be considered as votes cast and, accordingly, will have no effect on the outcome of the vote with respect to a particular matter.
      This Proxy Statement is being furnished to you in connection with the solicitation of proxies by, and on behalf of, our board of directors for use at the Annual Meeting, and is accompanied by a form of proxy.
      All shares of our common stock that are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, and that have not been revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated (other than in the case of broker non-votes), such proxies will be voted as recommended by our board of directors.
      If any other matters are properly presented at the Annual Meeting for consideration, including, among other things, consideration of a motion to adjourn such Annual Meeting to another time and/or place (including, without limitation, for the purposes of soliciting additional proxies), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their judgment.
      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with our Corporate Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to us before the taking of the vote at the Annual Meeting or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy). Any written notice of revocation or subsequent proxy should be sent to Odyssey Re Holdings Corp., 300 First Stamford Place, Stamford, Connecticut 06902, Attention: Corporate Secretary, or hand delivered to our Corporate Secretary at or before the taking of the vote at the Annual Meeting.
      We will pay the cost of soliciting proxies. In addition to solicitation by use of the mails, proxies may be solicited from our stockholders by our directors, officers and employees in person or by telephone, electronic transmission or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries and for reimbursement of their reasonable expenses incurred in connection therewith.
      If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on the enclosed proxy. If you choose this option, your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold shares of our stock through a bank, broker or another holder of record, please refer to the information provided by that entity for instructions on how to elect this option. If you previously elected to receive annual reports and proxy statements electronically, please visit www.odysseyre.com and access the “Investor Info” section of the website to view these documents.
Proposal 1 — Election of Directors
Election of Directors
      Pursuant to our Certificate of Incorporation, holders of shares of our common stock are entitled to elect the members of our board of directors. The following individuals are currently members of our board of directors. Mr. Mitchell will not stand for re-election.
V. Prem Watsa
James F. Dowd
Andrew A. Barnard
Peter M. Bennett
Anthony F. Griffiths
Patrick W. Kenny
Samuel A. Mitchell
Brandon W. Sweitzer
Paul M. Wolff
      The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the election of the persons listed below, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, votes may be cast pursuant to the accompanying form of proxy for a substitute nominee designated by the board of directors.

Information Concerning Nominees
      Our board of directors has nominated each of the persons named below. Nine directors are to be elected to our board of directors at the Annual Meeting, each to serve until the annual meeting in 2008. Messrs. Watsa, Barnard, Dowd and Griffiths have each served as a member of our board of directors since our incorporation in March 2001. Mr. Sweitzer has served as a member of our board of directors since September 2002; Mr. Bennett and Mr. Wolff have each served as a member of our board of directors since our last shareholders meeting on April 28, 2006; and Mr. Kenny has served as a member of our board of directors since November 2006.

Name	Age	Principal Occupation and Business Experience

V. Prem Watsa	56	Mr. Watsa is the Chairman of our board of directors. Mr. Watsa has served as Chairman and Chief Executive Officer of Fairfax Financial Holdings Limited since 1985 and as Vice President of Hamblin Watsa Investment Counsel Ltd., since 1985. He formerly served as Vice President of GW Asset Management from 1983 to 1984 and Vice President of Confederation Life Investment Counsel from 1974 to 1983. Mr. Watsa is a resident of Toronto, Ontario, Canada.

James F. Dowd	65	Mr. Dowd is the Vice Chairman of our board of directors. Mr. Dowd has served as President and Chief Executive Officer of Fairfax Inc., and Chairman of FFHL Group Ltd., each a holding company subsidiary of Fairfax Financial Holdings Limited, since January 1998. Mr. Dowd has served as the Chairman and Chief Executive Officer of Fairfax Asia Limited since 2002. Mr. Dowd served as the Chairman of Cunningham Lindsey Group, Inc., a publicly traded affiliate of OdysseyRe, from November 2001 to April 2006, and he continues to serve as a member of its board of directors. Mr. Dowd has served as a member of the board of directors of ICICI Lombard since November 2001. He has served as a member of the board of directors of First Capital Insurance Limited since August 2006. Mr. Dowd has served as a member of the board of directors of Falcon Insurance Company since 2003. Mr. Dowd served as Chairman of the Board and Chief Executive Officer of Odyssey Reinsurance Corporation (now known as Clearwater Insurance Company) from July 1996 to December 1997, and as President, Chairman and Chief Executive Officer from August 1995 to September 1996. Mr. Dowd served as Chairman of the Board and Chief Executive Officer of Willis Faber North America, Inc. from February 1993 to May 1995. He also served in various executive positions including Chairman of the Board, President and Chief Executive Officer of Skandia America Corporation and Skandia America Reinsurance Corporation from December 1971 to October 1992. Mr. Dowd has over 36 years of experience in the insurance business. Mr. Dowd is a resident of New Canaan, Connecticut.

Name	Age	Principal Occupation and Business Experience

Andrew A. Barnard	51	Mr. Barnard is our President and Chief Executive Officer and one of our directors. Mr. Barnard currently serves as Chairman of the Board and Chief Executive Officer of Odyssey America Reinsurance Corporation, Clearwater Insurance Company, Hudson Insurance Company, Hudson Specialty Insurance Company and Clearwater Select Insurance Company. Mr. Barnard is also Chairman of the Board and a Director of Newline Underwriting Management Limited and Newline Insurance Company Limited. Mr. Barnard served as President, Chief Executive Officer and director of Odyssey Re Group Ltd. (now known as FFHL Group Ltd.), one of our parent companies, from January 1998 to June 2001. He also served as President and Chief Executive Officer of Odyssey Reinsurance Corporation (now known as Clearwater Insurance Company) from January 1998 to April 1999 and as President and Chief Operating Officer from July 1996 to December 1997. Mr. Barnard has 30 years of experience in the reinsurance business. Before joining us, Mr. Barnard served as Executive Vice President, Chief Underwriting Officer and a director of Transatlantic Holdings from 1989 to 1996; Vice President of Reliance Reinsurance from 1985 to 1989; and Assistant Vice President of Skandia Group from 1977 to 1985. Mr. Barnard currently serves on the boards of St. John’s University School of Risk Management and the U.S. Chamber Institute for Legal Reform. Mr. Barnard is a resident of Stamford, Connecticut.

Peter M. Bennett	73	Mr. Bennett is a member of our board of directors. Since 1997, Mr. Bennett has been Deputy Chairman of Aon Re Canada. Mr. Bennett served as President of the Canadian International Reinsurance Brokers from 1972 until 1984, in partnership with Le Blanc Eldridge Parizeau of Montreal, until the two companies merged in 1984 to become BEP International. Mr. Bennett served as the Chairman of the Canadian operation. Prior to that Mr. Bennett spent ten years as a facultative and treaty broker for Guy Carpenter, following three years in the Lloyd’s market. Mr. Bennett currently serves on our Transaction Review Committee. Mr. Bennett is a resident of Toronto, Ontario, Canada.

Anthony F. Griffiths	76	Mr. Griffiths is a member of our board of directors. Mr. Griffiths is currently an independent business consultant and corporate director. He is a director of Fairfax Financial Holdings Limited (“Fairfax”), and of various operating subsidiaries of Fairfax, including Crum & Forster Holdings Corp., Cunningham Lindsey Group Inc. and Northbridge Financial Corporation. He is also a director of Hub International Limited, Alliance Atlantis Communications Inc., Vitran Corporation, PreMD Inc., Jaguar Mining Inc., Novadaq Technologies Inc., and Russel Metals Inc. Mr. Griffiths became the Chairman of Mitel Corporation, a telecommunications company, in 1987 and also assumed the positions of President and Chief Executive Officer in addition to that of Chairman from 1991 to 1993. Mr. Griffiths serves on the Audit Committees of Fairfax, Crum & Forster Holdings Corp., Northbridge, Cunningham Lindsey, Alliance Atlantis Communications, PreMD and Jaguar Mining, Inc. Mr. Griffiths currently serves on our Audit and Compensation Committees. Mr. Griffiths is a resident of Toronto, Ontario, Canada.

Name	Age	Principal Occupation and Business Experience

Patrick W. Kenny	64	Mr. Kenny is a member of our board of directors. Mr. Kenny has served as the President and Chief Executive Officer of the International Insurance Society since 2001. Mr. Kenny served as Executive Vice President of Frontier Insurance Group, Inc., from 1998 until 2001. Mr. Kenny also served as Senior Vice President of SS&C Technologies, where he was responsible for mergers and acquisitions, and relationships with banking and regulatory institutions. From 1988 to 1994, Mr. Kenny served as Chief Financial Officer of Aetna Life & Casualty, where he was responsible for Corporate Finance and Communication, Internal Auditing, Information Technology, and Investor Relations. Mr. Kenny spent the first 23 years of his career at KPMG Peat Marwick, last serving as Senior Audit partner. He is currently a director of Foresters, where he serves on the Human Resources and Compensation and Investments Committees. Mr. Kenny also serves as a director of ING Funds, where he chairs the Compliance Committee, and serves on the Audit and International Review committees. He is also a director of Assured Guaranty Ltd., where he serves on the Audit Committee, and as Chairman of the Compensation Committee. Mr. Kenny holds the CPA designation and currently serves on our Audit, Compensation and Transaction Review Committees. Mr. Kenny is a resident of West Hartford, Connecticut.

Bradley P. Martin	47	Mr. Martin is standing for election to become a member of our board of directors. Mr. Martin has served as the Vice President of Fairfax Financial Holdings Limited since 1998 and as the Chief Operating Officer since November 2006. Mr. Martin has served as a director of Hub International Limited since May 2002. Previously, Mr. Martin was a partner at the law firm of Torys LLP in Toronto, Canada. Mr. Martin is a resident of Toronto, Ontario, Canada.

Brandon W. Sweitzer	64	Mr. Sweitzer is a member of our board of directors. Mr. Sweitzer is a member and a Senior Fellow of the Chamber of Commerce of the United States and is Senior Advisor to the President and Chief Executive Officer of that organization. Mr. Sweitzer became Chief Financial Officer of Marsh Inc. in 1981, and was its President from 1999 through 2000. Mr. Sweitzer also served as President and Chief Executive Officer of Guy Carpenter & Company from 1996 to 1999. Mr. Sweitzer is also a director of Fairfax Financial Holdings Limited. He currently serves on the boards of Integro Ltd., Save the Children, U.S.A. and the St. John’s University School of Risk Management. Mr. Sweitzer currently serves on our Audit and Compensation Committees. Mr. Sweitzer is a resident of New Canaan, Connecticut.

Paul M. Wolff	65	Mr. Wolff is a member of our board of directors. Mr. Wolff is a partner of the law firm Williams & Connolly. He began his career with Williams & Connolly in 1967 and became a partner in 1975. He served 10 years as a member of the firm’s executive committee. Mr. Wolff is a director of the Economic Club of Washington. Mr. Wolff is Trustee and a member of the Executive Committee of the Federal City Council. He has served as a director of numerous non-profit and philanthropic organizations, including American University, the Corcoran Gallery of Art, the District of Columbia Sports Commission and Washington Performing Arts Society. Mr. Wolff is a graduate of the University of Wisconsin and the Harvard Law School, and he is a Fellow of the American Bar Foundation and the American Law Institute. Mr. Wolff currently serves on our Compensation and Transaction Review Committees. Mr. Wolff is a resident of Washington D.C.

Information Concerning Executive Officers
      Information concerning Mr. Barnard, our President and Chief Executive Officer and one of our directors, is contained in the section captioned “Information Concerning Nominees” in this Proxy Statement. Mr. Donovan joined us in August 2006 and has since served as OdysseyRe’s Executive Vice President and Chief Financial Officer. Along with Mr. Barnard, each of the other officers listed below has served OdysseyRe (or the “Company”) in his current position since our incorporation in March 2001.

Name	Age	Principal Occupation and Business Experience

Michael G. Wacek	51	Executive Vice President: Mr. Wacek has served as President of Odyssey America Reinsurance Corporation (“Odyssey America”) since September 2001. Before that time, he was President and Chief Executive Officer of Odyssey America since February 1998 and of Clearwater Insurance Company, formerly known as Odyssey Reinsurance Corporation (“Clearwater”) since April 1999. He currently serves as a director of Odyssey America, Clearwater, Hudson Insurance Company, Hudson Specialty Insurance Company and Clearwater Select Insurance Company. Mr. Wacek began his career in the insurance and reinsurance industry in 1978. Before joining us, Mr. Wacek was employed by St. Paul Reinsurance Company Ltd., most recently as the Managing Director, from 1989 to 1998. Prior to that, he served with E.W. Blanch Company from 1984 to 1988, most recently as Senior Vice President, and at St. Paul Fire & Marine Insurance from 1978 to 1984, most recently as Assistant Actuary. Mr. Wacek is a resident of Greenwich, Connecticut.

R. Scott Donovan	50	Executive Vice President and Chief Financial Officer: Since August 15, 2006, Mr. Donovan has served as Executive Vice President and Chief Financial Officer of OdysseyRe. Mr. Donovan serves as a director of Odyssey America Reinsurance Corporation, Clearwater Insurance Company, Hudson Insurance Company, Clearwater Select Insurance Company, Hudson Specialty Insurance Company and Newline Insurance Company Limited. Previously, Mr. Donovan was President and Chief Operating Officer of TIG Insurance Group after serving as Chief Financial Officer for three years. Before joining TIG, Mr. Donovan was Senior Vice President and Chief Financial Officer for Coregis Insurance Group, a wholly owned subsidiary of GE Capital, from 1996 to 1999. Mr. Donovan had previously been Vice President and Treasurer of Crum & Forster Insurance Company where he began his career in 1979. Mr. Donovan is a resident of Southlake, Texas.

Name	Age	Principal Occupation and Business Experience

Anthony J. Narciso, Jr	59	Senior Vice President and Controller: Since April 1999, Mr. Narciso has served as Senior Vice President and Chief Financial Officer of Odyssey America Reinsurance Corporation and Clearwater Insurance Company, formerly known as Odyssey Reinsurance Corporation (“Clearwater”). He served as Senior Vice President and Controller of Clearwater from May 1993 to April 1999. Since July 2004 and November 2004, respectively, he has served as Senior Vice President and as a director of Hudson Specialty Insurance Company, and as Senior Vice President and Chief Financial Officer of Clearwater Select Insurance Company. Mr. Narciso has 36 years of experience in the insurance and reinsurance business. Before joining us, Mr. Narciso served as Assistant Vice President and Assistant Comptroller of The Continental Corporation from 1981 to 1982, Controller of Continental Reinsurance Corp. from 1977 to 1981, Secretary of Interemco Inc. from 1975 to 1977, and Chief Corporate Accountant of Midland Insurance Company from 1971 to 1975. Mr. Narciso is a resident of Kings Park, New York.

Donald L. Smith	60	Senior Vice President, General Counsel and Corporate Secretary: Mr. Smith has served as Senior Vice President, General Counsel and Corporate Secretary, and director of Odyssey America Reinsurance Corporation since September 1999. He has served as Senior Vice President, General Counsel and Corporate Secretary, and director of Clearwater Insurance Company, formerly known as Odyssey Reinsurance Corporation, since September 1999, and of Clearwater Select Insurance Company since November 2004. He has served as a director of Hudson Insurance Company since April 1997 and Hudson Specialty Insurance Company since October 2003. Before joining us in 1995, Mr. Smith was an attorney in private practice in New York City. A graduate of the University of Chicago Law School, Mr. Smith is a member of the New York State Bar Association. Mr. Smith is a resident of New Canaan, Connecticut.
Board of Directors’ Committees and Meetings
      Our board of directors met six times and acted by unanimous written consent ten times during fiscal year 2006. During fiscal year 2006, none of our current directors attended fewer than 75 percent of the aggregate of the total number of meetings held by our board of directors and the total number of meetings held by all committees of the board of directors on which each such director served. Our board of directors has an audit committee, a compensation committee and a transaction review committee. Our board of directors does not have a nominating committee. Our non-management directors designate a director from among their number to preside at all executive sessions of the non-management directors. Seven of our nine directors attended our annual meeting of stockholders held on April 28, 2006.
Controlled Company Status
      Fairfax Financial Holdings Limited (“Fairfax”) beneficially owns approximately 59.6% of our common stock. We are a “controlled company” within the rules of the New York Stock Exchange (the “NYSE”). In accordance with a provision in the NYSE rules for controlled companies, we have therefore elected not to have specific nominating and corporate governance committees. Five of our nine current directors are independent, as independence is defined in the listing standards of the NYSE.
      Our board of directors performs similar functions to nominating and corporate governance committees. Our entire board of directors participates in the consideration of director candidates. Our board of directors, in consultation with our majority stockholder, Fairfax, identifies and evaluates director candidates. Factors that our board of directors considers in evaluating director candidates include whether the candidate will act in the best interests of OdysseyRe and its stockholders as a whole, expertise and experience in the insurance and reinsurance industry, and financial and accounting experience. Our board of directors has determined that Messrs. Bennett, Griffiths, Kenny, Sweitzer and Wolff are independent, as independence is defined in the listing standards of the NYSE. Our board of directors does not have a policy with regard to the consideration of director candidates recommended by stockholders, but would consider candidates recommended by stockholders. Our board of directors does not have such a policy because we are a controlled company, and we do not reasonably expect to receive a significant number of director candidates recommended by stockholders. In the case of director candidates recommended by stockholders, our board of directors would evaluate such candidates using the factors described above.
      Our board of directors does not have a process for stockholders to send communications to the entire board of directors; however, stockholders may communicate with our independent directors by calling our corporate governance hotline at 800-318-4670, or for international callers 678-999-4580.
Audit Committee
      Our board of directors has established an audit committee comprised of directors who are independent of our management and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as audit committee members. Our audit committee met sixteen times during fiscal year 2006. The audit committee’s primary responsibilities include: engaging independent accountants; appointing the chief internal auditor; approving independent audit fees; reviewing quarterly and annual financial statements, audit results and reports, including management comments and recommendations thereto; reviewing our system of controls and related policies, including those covering conflicts of interest and business ethics; evaluating reports of actual or threatened litigation; considering significant changes in accounting practices; and examining improprieties or suspected improprieties, with the authority to retain outside counsel or experts. Our audit committee is currently comprised of Mr. Sweitzer (Chairman), Mr. Griffiths, and Mr. Kenny. The members of the audit committee are independent, as independence is defined in the listing standards of the NYSE. Mr. Griffiths serves on the audit committee of more than three public companies. Our board of directors has determined that such simultaneous service would not impair his ability to effectively serve on our audit committee. The board of directors has adopted a written charter setting out the audit related functions the audit committee is to perform. A copy of the charter is available on our website, www.odysseyre.com.
Audit Committee Financial Expert
      Our board of directors has determined that Mr. Sweitzer, who serves as Chairman of our audit committee, is an audit committee financial expert within the meaning of Item 407 of Regulation S-K under the Securities Act of 1933. Mr. Sweitzer is independent, as independence is defined in the listing standards of the NYSE.
Compensation Committee
      Our board of directors has established a compensation committee comprised of directors who are independent of our management and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as committee members. Our compensation committee met twice and acted by unanimous written consent two times during fiscal year 2006. The compensation committee’s primary responsibilities include administering, reviewing and making recommendations to our board of directors regarding our 2002 stock incentive plan, restricted share plan, stock option plan and long-term incentive plan and compensation to our officers, ensuring that they meet corporate, financial and strategic objectives. The compensation committee also establishes and reviews general policies relating to compensation of and benefits for our employees. Our compensation committee is currently comprised of Mr. Griffiths (Chairman), Mr. Kenny, Mr. Sweitzer and Mr. Wolff. A copy of the charter is available on our website, www.odysseyre.com.
Transaction Review Committee
      Our board of directors has established a Transaction Review Committee (“TRC”) comprised of directors who are independent of our management and our majority shareholder and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as committee members. The TRC was formed in September 2006 to assist and advise the board in reviewing material transactions between us and our officers, directors, stockholders and affiliates. Directors not otherwise affiliated with Fairfax, our majority shareholder, are eligible to serve on the TRC. The members of the TRC are Mr. Bennett, Mr. Kenny and Mr. Wolff. A copy of the charter is available on our website, www.odysseyre.com.
      Our board of directors may, from time to time, establish certain other committees to facilitate the management of OdysseyRe.
Code of Ethics for Senior Financial Officers
      We have adopted a code of ethics that applies to Mr. Barnard, our President and Chief Executive Officer, Mr. Donovan, our Executive Vice President and Chief Financial Officer, and Mr. Narciso, our Senior Vice President and Controller. Each of the Code of Ethics for Senior Financial Officers, our Code of Business Conduct and Ethics for Directors, Officers and Employees, our Corporate Governance Guidelines, the Charter of our Audit Committee, the Charter of our Compensation Committee, and the Charter of our Transaction Review Committee have been posted on our website, www.odysseyre.com, and each is available in print to any stockholder who makes a request of our Corporate Secretary at 300 First Stamford Place, Stamford, CT 06902.

Executive Compensation
Compensation Discussion and Analysis
Overview
      The responsibilities of the Company’s Compensation Committee (the “Committee”), discussed in detail in the Committee’s charter, include overseeing the total compensation package for the Company’s named executive officers; administering the Company’s equity compensation plans; approving all executive officer employment and severance contracts; and evaluating the performance of the Company’s Chief Executive Officer and determining and approving the Chief Executive Officer’s compensation level in light of that evaluation.
Objectives of Compensation Program
      OdysseyRe’s compensation practices are intended to attract and retain highly competent executives in a competitive marketplace. The program provides our named executive officers with compensation that is industry competitive, internally equitable and commensurate with their skills, knowledge, experience and responsibilities.
      The primary objective of the program, however, is to firmly align total executive compensation with the attainment of OdysseyRe’s annual performance goals, including the Company’s underwriting combined ratio target. The combined ratio target, which is set at the beginning of each year, is the Company’s paramount business objective, and is the key driver of executive compensation for the Company.
      There are three major components of our compensation program: annual base salary; annual cash bonus; and restricted stock awards.
Base Salary
      As noted above, the Committee evaluates the performance of the Company’s Chief Executive Officer, and determines and approves the Chief Executive Officer’s compensation level in light of that evaluation.
      Base salaries of executives other than the Chief Executive Officer are approved by the Committee after consultation with, and upon the recommendation of, the Chief Executive Officer. As it is intended that year-to-year variations in the compensation of executive officers will be driven largely by the Company’s success in achieving its business objectives, executive officers earning an annual base salary of $300,000 or more generally do not receive annual salary increases; these executives may receive a salary adjustment at either 24 or 36 month intervals. Even so, after evaluating each executive officer’s performance over the year in light of (i) the Company’s success in achieving its annual underwriting combined ratio goal; (ii) the Company’s overall financial performance, and (iii) other relevant factors (for example, market conditions), the Chief Executive Officer may deem it appropriate to recommend executive officer base salary adjustments to the Committee.
      The Committee considers a number of factors when evaluating the Chief Executive Officer’s recommendations regarding base salary adjustments. The Company participates annually in industry specific compensation surveys that provide detailed information regarding the compensation practices of industry peers and competitors. The base salary of each of our executives is analyzed in light of the data collected from these surveys and other compensation information that is disclosed in the proxy statements of other industry leaders of similar size. Information that the Committee deems relevant (for example, general business trends, the competitiveness of the markets in which we operate, unusual circumstances and the like) also may be considered in its evaluation. We have not and currently do not engage any compensation consultants.
Base Salaries of OdysseyRe’s Executive Officers
      Our Chief Executive Officer, Mr. Barnard, our Chief Financial Officer, Mr. Donovan, and our Executive Vice President, Mr. Wacek, are each party to an employment agreement with the Company that provides for a fixed base salary. (See “ — Employment Agreements.”) In June 2006, upon the recommendation of the Chief Executive Officer and after consideration of other relevant facts, including their consistent contributions to the Company, the Committee approved base salary increases to $300,000 for Mr. Narciso and Mr. Smith, and Mr. Smith received an additional adjustment in October 2006, bringing his current base salary to $309,750. These adjustments were intended to more closely align the base salaries of Mr. Narciso and Mr. Smith with those of industry peers. In 2006, our former Chief Financial Officer, Mr. Giammarco, had a base salary of $450,000.

Annual Cash Bonus Incentives
      The second element of our compensation program is an annual cash bonus, awarded under the Company’s Amended and Restated Long-Term Incentive Plan (the “Incentive Plan”), which was initially approved by our stockholders in 2001 and amended by stockholder vote in 2006. All executive officers participate in the Incentive Plan, which provides significant cash bonus opportunities that are based on corporate and individual performance, and plays a key role in enabling the Company to attract, retain and motivate the highest caliber employees.
      The Incentive Plan permits the Committee broad discretion in approving annual cash awards to our executive officers. Within 90 days after the beginning of each year, the Committee approves the Company’s performance goals for that year. As noted above, the key financial performance goal is the underwriting combined ratio, which is a combination of the underwriting expense ratio and the claims/claims adjustment expense ratio. Other financial factors that may affect awards under the Incentive Plan are underwriting profit and return on equity. In determining the Company’s performance goals, particularly the combined ratio target, the Committee reviews the Company’s performance in prior years, making adjustments for market conditions and operational effectiveness.
      At the end of the fiscal year, the Committee reviews the Company’s performance for that year generally, and its success in achieving the combined ratio target in particular. The Committee then determines the annual Incentive Plan cash award for our Chief Executive Officer, and considers the Chief Executive Officer’s recommendations in determining (i) the cash awards for the Company’s other executive officers, and (ii) the aggregate amount of the cash awards for all other employees of the Company, based on a percentage of our annual payroll expense. Our Chief Executive Officer’s recommendations are guided by his evaluation of the Company’s actual financial performance compared with our combined ratio target and other performance objectives, and includes consideration of other factors, such as actual cash payouts to executive officers in prior years, and the Chief Executive Officer’s assessment of the effectiveness of the individual and collective efforts of our executive officers in achieving the Company’s business objectives in light of prevailing market conditions. Based upon the Company’s success in achieving its corporate objectives, Incentive Plan awards to our named executive officers over the past five years generally have ranged from 0% to 100% of base salary, with maximum amounts dependent upon officer level (100% of base salary for Mr. Barnard, Mr. Donovan, Mr. Giammarco and Mr. Wacek, and 50% of base salary for Mr. Narciso and Mr. Smith).
      Achieving the combined ratio target for any given year requires underwriting discipline and adherence to our annual business plan. Ultimately, however, OdysseyRe’s performance as a property casualty reinsurance and insurance underwriter is subject to the impact of catastrophic forces beyond our control, namely, natural disasters. Incentive Plan awards in any given year are intended to reflect that reality, as the Company’s overall financial performance is intended to be the key driver in determining the amount of any individual executive officer’s bonus compensation. For example, our Chief Executive Officer received no Incentive Plan cash bonus award for 2005, a year that was marked by unprecedented catastrophic storm activity. On the other hand, if the Company successfully meets or exceeds its financial objectives, as it did in 2006, the Committee may elect to provide cash bonus awards to our executive officers, including our Chief Executive Officer, that reflect that performance and exceed the general base salary percentage limitations.
Incentive Bonus Awards to OdysseyRe’s Executive Officers for 2006
      The Committee met on February 16, 2007 to determine annual Incentive Plan cash awards for 2006. In evaluating the Company’s performance during 2006, the Committee noted the following achievements:

•	Combined ratio of 94.4% for the full year (the arithmetic sum of two ratios: incurred loss to earned premium, and incurred expense to written premium);

•	Return on common shareholders’ equity of 28.3% for the full year;

•	Operating return on common shareholders’ equity of 15.2% for the full year; and

•	Total invested assets of $7.1 billion at December 31, 2006, an increase of 18.4% over December 31, 2005.
      Each of these results is without precedent in OdysseyRe’s corporate history. In recognition of Mr. Barnard’s outstanding leadership in 2006, particularly in motivating and redirecting the Company’s underwriting efforts following the natural disasters of 2005, the Committee approved an incentive cash award for Mr. Barnard of $1,250,000, which is equivalent to 125% of his annual base salary at January 1, 2006.

      Mr. Donovan joined OdysseyRe in August 2006. Pursuant to the terms of his employment agreement, which was approved by the Committee, Mr. Donovan received a cash bonus award of $350,000 for 2006.
      For his efforts on behalf of the Company in 2006, Mr. Wacek received an incentive cash award of $400,000, which is equivalent to 80% of his annual base salary at January 1, 2006. The Committee provided Mr. Narciso with an incentive cash award of $200,000, which is equivalent to 78% of his annual base salary at January 1, 2006, and Mr. Smith received an incentive cash award of $200,000, representing 72% of his annual base salary at January 1, 2006. Mr. Giammarco did not receive an incentive cash award for 2006.
Equity Compensation
      The third element of OdysseyRe’s compensation program is equity compensation. Equity compensation is intended to more closely align annual incentive compensation, as well as total compensation, with the financial interests of our stockholders. In 2002 and 2003, the Company granted our named executive officers at that time, non-qualified stock options under the Company’s 2002 Stock Incentive Plan. The Company has since decided that restricted stock grants are a more predictable and flexible equity incentive than stock option awards. The Committee decided that restricted stock grants are more meaningful to our employees without the same level of volatility as options. As a result, the Company has no present intention to use stock option awards to compensate or motivate its executive officers.
      In 2004, the Company began providing its executive officers restricted stock awards, pursuant to the terms of the OdysseyRe Holdings Corp. Restricted Share Plan, (the “Restricted Share Plan”), in conjunction with the annual cash bonus awards issued under our Incentive Plan. One third of each restricted stock grant vests annually, beginning on the first anniversary of the grant, and employment with the Company at the time of vesting is a condition for receipt of the awarded shares. Such grants align the financial interests of the executives with those of our stockholders, by providing the executive an opportunity to realize additional value, at vesting, based on appreciation in our stock price from the date of grant.
Restricted Stock Awards to Named Executive Officers for 2006
      Based on the outstanding financial performance of the Company in 2006, particularly the attainment of our combined ratio target, the Committee, at its February 16, 2007 meeting, authorized awards of restricted stock to be granted to our named executive officers on March 9, 2007, a day that was not in a Company trading “blackout period.” The actual number of shares of restricted stock comprising each grant was determined by dividing the designated dollar amount of each award by the closing price of our common stock on March 9, 2007, ($37.86). The awards are as follows:

•	Mr. Barnard was granted 33,017 shares of restricted stock, with a value of $1,250,024 on March 9, 2007. Combined with his cash award, Mr. Barnard received 250% of his base salary at January 1, 2006, in awards for 2006.

•	Mr. Donovan was granted 3,692 shares of restricted stock, with a value of $150,001 on March 9, 2007. Combined with his cash award, Mr. Donovan received a total of 100% of his base salary, which is the amount agreed upon pursuant to the terms of Mr. Donovan’s employment agreement with the Company.

•	Mr. Wacek was granted 10,566 shares of restricted stock, with a value of $400,029 on March 9, 2007. Combined with his cash award, Mr. Wacek received 160% of his base salary at January 1, 2006, in awards for 2006.

•	Mr. Narciso was granted 5,283 shares of restricted stock, with a value of $200,014 on March 9, 2007. Combined with his cash award, Mr. Narciso received 157% of his annual base salary at January 1, 2006, in awards for 2006.

•	Mr. Smith was granted 5,283 shares of restricted stock with a value of $200,014 on March 9, 2007. Combined with his cash award Mr. Smith received 145% of his annual base salary at January 1, 2006, in awards for 2006.
      The Committee has broad discretion in providing non-equity and equity incentive awards. While awards are predominately determined by our financial results, the Committee may consider other factors that it considers relevant. We cannot predict the amounts of future awards due to the underlying uncertainty of our business.

Other Equity Awards Granted in 2006
      As indicated in the 2006 Grants of Plan-Based Awards Table, Mr. Barnard and our other named executive officers also received restricted stock awards in 2006 that were based on the financial performance of the Company in 2005, a year in which the Company’s performance was severely compromised by unprecedented natural disasters. These restricted stock awards were authorized, after due consideration, by the Committee at its February 27, 2006 meeting, at which time a grant date of March 10, 2006 was established.
      The awards vest equally in three annual installments, commencing on the first anniversary of the grant date. The actual number of shares of restricted stock comprising each grant was determined by dividing the designated dollar amount of each award by the closing price of our common stock on March 10, 2006 ($23.15). The details of the awards are as follows:

•	Mr. Barnard was granted 21,599 shares of restricted stock, with a value of $500,017, on March 10, 2006. The value of this equity incentive represented 50% of Mr. Barnard’s annual base salary at January 1, 2005.

•	Mr. Wacek was granted 4,320 shares of restricted stock, with a value of $100,008, on March 10, 2006. The value of this equity incentive represented 20% of Mr. Wacek’s annual base salary at January 1, 2005.

•	Mr. Narciso was granted 1,080 shares of restricted stock, with a value of $25,002, on March 10, 2006. The value of this equity incentive represented 10% of Mr. Narciso’s annual base salary at January 1, 2005. Upon the recommendation of the Chief Executive Officer, the Committee granted Mr. Narciso 6,083 shares of restricted stock with a value of $150,007 on June 15, 2006, in recognition of his consistent contributions and dedicated service to the Company. This restricted stock grant vests equally in three year installments, commencing on the first anniversary of the grant date.

•	Mr. Smith was granted 1,080 shares of restricted stock, with a value of $25,002, on March 10, 2006. The value of this equity incentive represented 9% of Mr. Smith’s annual base salary at January 1, 2005. Upon the recommendation of the Chief Executive Officer, the Committee granted Mr. Smith 10,138 shares of restricted stock with a value of $250,003 on June 15, 2006, in recognition of his consistent contributions and dedicated service to the Company. This restricted stock grant vests equally in three year installments, commencing on the first anniversary of the grant date.

•	Mr. Giammarco, who became the Company’s Chief Financial Officer in March of 2005, was granted 12,959 shares of restricted stock with a value of $300,001 on March 10, 2006. In connection with Mr. Giammarco’s resignation from the Company on October 31, 2006, Mr. Giammarco forfeited all rights to unvested shares of the Company’s restricted stock.
      On August 24, 2006, Mr. Donovan entered into an employment agreement with the Company, and was granted 36,621 shares of restricted stock, with a value of $1,000,010. Pursuant to the terms of Mr. Donovan’s employment agreement, which was approved by the Committee, the grant price of this award was based on the average of the closing price of our stock on the twenty business days prior to the date that the employment agreement was executed. This restricted stock award vests equally in five annual installments, commencing on the first anniversary of the effective date of Mr. Donovan’s employment agreement, August 15, 2006.
Employment Agreements
      Consistent with our goal of attracting and retaining executives, we have entered into employment agreements with Mr. Barnard, Mr. Donovan and Mr. Wacek, which were reviewed and approved by the members of the Committee at such time. The agreements provide each named executive officer with an adequate base salary and the appropriate mix of incentives that are directly attributable to our achievement of our financial targets. These employment agreements are described in detail under “ — Employment Agreements” and “ — Potential Payments Upon Termination or Change in Control.”
Stock Ownership Guidelines
      The Company does not have a formal policy regarding minimum stock ownership requirements for our named executive officers. We encourage ownership through annual restricted stock grants and participation in the Odyssey Re Holdings Corp. Employee Share Purchase Plan (“ESPP”). The ESPP allows employees, including our named executive officers, to purchase stock, on an after tax basis, through bi-weekly payroll deductions. Participants may contribute up to ten percent of their base salary, and the Company provides matching contributions in an amount equal to 30% of participant contributions. If we achieve a return on equity of 15% or more in any year, an additional contribution in an amount equal to 20% of participant contributions is provided by the Company.
Retirement Plans
      We provide all employees, regardless of position, responsibilities or title with retirement benefits. Our named executive officers do not participate in any special or separate executive retirement plans that are not made available to other employees. The Company maintains a tax-qualified defined benefit pension plan, and a 401(k) plan. We also provide a non-qualified supplemental retirement plan and a non-qualified 401(k) excess plan.
      We consider our retirement plans to be an important factor in our ability to hire, retain and motivate our employees. In particular, the defined benefit pension plan is a traditional employee non-contributory plan, and provides an added measure of financial security for our long-term employees without any risk of investment loss. This serves to promote loyalty to the Company and is a tangible reward for that loyalty.
      Information regarding our retirement plans is described under “ — Pension Benefits.”
Perquisites
      The Company has no formal perquisites program. Personal benefits are provided from time to time under employment agreements when we determine such personal benefits are a useful part of a compensation package. Specifically, Mr. Barnard is provided with a company automobile, country club membership and a $1,000,000 life insurance supplement. Mr. Donovan is provided with a living allowance of $3,000 per each bi-weekly payroll period. No perquisites are provided to our other named executive officers.
Tax Deductibility of Compensation
      Awards to our named executive officers are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Section 162(m) generally precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless, in addition to other requirements, the compensation qualifies as performance based compensation. It is the policy of the Committee to consider Section 162(m) implications in making compensation recommendations and in designing compensation programs for our named executive officers. However, the Committee reserves the right to pay non-deductible compensation if it determines that to be in our best interests and in the best interests of our stockholders.
Report of the Compensation Committee of the Board on Executive Compensation
      The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and the Company’s Proxy Statement.
Anthony F. Griffiths
Patrick W. Kenny
Brandon W. Sweitzer
Paul M. Wolff

Executive Compensation Summary Table
      The following table presents information concerning total compensation paid to our Chief Executive Officer, our current and our former Chief Financial Officers, and each of our three other most highly compensated executive officers who served in such capacities on December 31, 2006 (collectively, our “named executive officers”).
Summary Compensation Table

						Change in
						Pension Value
						and Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Awards (1)	Awards (2)	Compensation	Earnings (3)	Compensation (4)		Total
Name and principal position	Year	($)	($)	($)	($)	($)	($)		($)

Andrew A. Barnard	2006	$1,000,000	$1,874,396	$106,406	$1,250,000	$189,489	$1,162,014	(5)	$5,582,305
President & Chief Executive Officer

Richard S. Donovan(6)	2006	$190,385	$75,859	—	$350,000	$0	$67,799	(7)	$684,043
Executive Vice President and Chief Financial Officer

Robert Giammarco(8)	2006	$375,577	—	—	—	$0	$30,198	(9)	$405,775
Executive Vice President and Chief Financial Officer

Michael G. Wacek	2006	$500,000	$328,241	$22,403	$400,000	$72,354	$46,481	(10)	$1,369,479
Executive Vice President

Anthony J. Narciso, Jr.	2006	$281,626	$78,988	$10,884	$200,000	$147,344	$23,157	(11)	$742,719
Senior Vice President and Controller

Donald L. Smith	2006	$293,053	$101,045	$13,824	$200,000	$97,056	$21,437	(12)	$726,865
Senior Vice President, General Counsel and Corporate Secretary

(1)	Amounts represent the value of restricted stock awards recognized for financial statement reporting purposes for 2006, as computed in accordance with FAS123R, disregarding estimates of forfeitures related to service-based vesting conditions. The amounts were calculated based on the closing price of our common stock on the grant dates, March 10, 2006 ($23.15) and June 15, 2006, ($24.66). The awards granted in 2006 vest equally on the first, second and third anniversaries of the date of grant, assuming continued employment.

(2)	Amounts represent the fair value of stock options with respect to our common stock recognized for financial statement reporting purposes for 2006, as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. To determine the expense related to the granting of stock options, the Company uses the Black-Scholes Option-Pricing Model (“Black-Scholes”). The Black-Scholes expense per share is expensed for each stock option granted over the vesting terms of the grant. Black-Scholes assumptions include volatility, dividend yield, risk free rate, and expected term. For the April 1, 2002 grant: expected volatility of 30.0%; risk-free interest rates ranging from 2.7% to 5.1%; annual dividend yield of 0.6%; and the expected term of five years for each grant. For the May 20, 2003 grant: expected volatility of 31.0%; risk-free interest rates ranging from 2.4% to 5.1%; annual dividend yield of 0.6%; and the expected term of five years for each grant.

(3)	This amount represents the aggregate change in the actuarial present value of each named executive officer’s accumulated pension benefits under the Company’s defined benefit pension plans from December 31, 2005 to December 31, 2006. See the Pension Benefits Table and “— Pension Benefits” for additional information regarding these benefits. The named executive officers did not receive any above-market or preferential earnings on compensation deferred on a basis that is not tax qualified.

(4)	Dividends are paid on shares of restricted stock when dividends are paid on all other shares of our common stock. In 2006 the declared annual dividend was $0.125 per share, paid quarterly. On February 22, 2007, the Company announced that its Board of Directors had increased the amount of its quarterly cash dividend from $0.03125 per common share to $0.0625 per common share.

(5)	Mr. Barnard received the following: $1,000,000 loan forgiveness, pursuant to his employment agreement; Odyssey America Reinsurance Corporation Profit Sharing Plan (“401(k) Plan”) Company matching contributions of $8,800; Odyssey America Reinsurance Corporation 401(k) Excess Plan (“Excess Plan”) Company matching contributions of $31,200; ESPP Company matching contributions of $27,692; premiums paid on life and death and dismemberment insurance of $6,230; and OdysseyRe restricted stock dividends of $42,486. Mr. Barnard also received an automobile allowance of $21,120, golf membership fees of $4,925, and $19,561 in payment of related taxes, each pursuant to his employment agreement.

(6)	Mr. Donovan became Chief Financial Officer, effective August 15, 2006.

(7)	Mr. Donovan received the following: Excess Plan Company matching contributions of $7,615; ESPP Company matching contributions of $5,712; premiums paid on life and death and dismemberment insurance of $945; and OdysseyRe restricted stock dividends of $2,289. Mr. Donovan also received a housing allowance of $30,000, and $21,238 in payment of related taxes, pursuant to his employment agreement.

(8)	Mr. Giammarco resigned as Chief Financial Officer, effective August 14, 2006, and as Executive Vice President, effective October 31, 2006. In connection with Mr. Giammarco’s resignation from the Company on October 31, 2006, Mr. Giammarco forfeited all rights to unvested shares of the Company’s restricted stock.

(9)	Mr. Giammarco received the following: 401(k) Plan Company matching contributions of $8,800; Excess Plan Company matching contributions of $6,223; ESPP Company matching contributions of $11,267; premiums paid on life and death and dismemberment insurance of $2,693; and OdysseyRe restricted stock dividends of $1,215.

(10)	Mr. Wacek received the following: 401(k) Plan Company matching contributions of $8,800; Excess Plan Company matching contributions of $11,200; ESPP Company matching contributions of $15,000; premiums paid on life and death and dismemberment insurance of $3,780; and OdysseyRe restricted stock dividends of $7,701.

(11)	Mr. Narciso received the following: 401(k) Plan Company matching contributions of $8,800; Excess Plan Company matching contributions of $2,465; ESPP Company matching contribution of $2,700; premiums paid on life and death and dismemberment insurance of $2,110; OdysseyRe restricted stock dividends of $2,082; and a special project bonus of $5,000.

(12)	Mr. Smith received the following: 401(k) Plan Company matching contributions of $8,800; Excess Plan Company matching contributions of $2,922; ESPP Company matching contributions of $5,275; premiums paid on life and death and dismemberment insurance of $2,204; and OdysseyRe restricted stock dividends of $2,236.
Grants of Plan-Based Awards in 2006
      The following table presents information with respect to each award in 2006 to each named executive officer of plan-based compensation.
2006 Grants of Plan-Based Awards

							All Other
							Options
			Estimated Future Payouts Under			All Other	Awards:
			Non-Equity Incentive Plan Awards(1)			Stock	# of	Grant Date
						Awards:	Securities	Fair Value
		Approval	Threshold	Target	Maximum	# of Shares	Underlying	of Stock
Name	Grant Date	Date(2)	($)	($)	($)	of Stock	Options	Award

Andrew A. Barnard(3)			—	$1,000,000	—
	3/10/2006	2/27/2006				21,599	—	$500,017

Richard S. Donovan(4)			—	$500,000	—
	8/24/2006					36,621	—	$1,000,010

Robert Giammarco(5)			—	—	—
	3/10/2006	2/27/2006				12,959	—	$300,001

Michael G. Wacek(6)			—	$500,000	—
	3/10/2006	2/27/2006				4,320	—	$100,008

Anthony J. Narciso, Jr.(7)			—	$127,250	—
	3/10/2006	2/27/2006				1,080	—	$25,002
	6/15/2006	6/14/2006				6,083	—	$150,007

Donald L. Smith(8)			—	$138,150	—
	3/10/2006	2/27/2006				1,080	—	$25,002
	6/15/2006	6/14/2006				10,138	—	$250,003

(1)	The Company does not have set formulas for maximum or threshold payouts under its Incentive Plan.

(2)	In connection with the March 10, 2006 grants only, the date of approval is the date on which the Compensation Committee reviewed and approved the dollar amounts of restricted stock grants to be made on a selected future date that was after the issuance of OdysseyRe’s earnings release for the 2005 fiscal year and was not during a trading “blackout period”.

(3)	Mr. Barnard was granted 21,599 shares of restricted stock, with a value of $500,017, on March 10, 2006, of which 7,200 shares vested on March 10, 2007, 7,200 shares will vest on March 10, 2008 and 7,199 shares will vest on March 10, 2009, subject to his continued employment with the Company on each such date.

(4)	Pursuant to his employment agreement, Mr. Donovan was granted 36,621 shares of restricted stock, with a value of $1,000,010, on August 24, 2006, the date he signed his agreement, of which 7,325 shares will vest on August 15, 2007, 7,324 shares will vest on August 15, 2008, 7,324 shares will vest on August 15, 2009, 7,324 shares will vest on August 15, 2010, and 7,324 shares will vest on August 15, 2011, subject to his continued employment with the Company on each such date.

(5)	Mr. Giammarco was granted 12,959 shares of restricted stock, with a value of $300,001 on March 10, 2006, of which 4,320 shares would have vested on March 10, 2007, 4,320 shares would have vested on March 10, 2008 and 4,319 shares would have vested on March 10, 2009. In connection with Mr. Giammarco’s resignation from the Company on October 31, 2006, Mr. Giammarco forfeited all rights to unvested shares of the Company’s restricted stock.

(6)	Mr. Wacek was granted 4,320 shares of restricted stock, with a value of $100,008, on March 10, 2006, of which 1,440 shares vested on March 10, 2007, 1,440 shares will vest on March 10, 2008 and 1,440 shares will vest on March 10, 2009, subject to his continued employment with the Company on each such date.

(7)	Mr. Narciso was granted 1,080 shares of restricted stock, with a value of $25,002, on March 10 2006, of which 360 shares vested on March 10, 2007, 360 shares will vest on March 10, 2008 and 360 shares will vest on March 10, 2009, subject to his continued employment with the Company on each such date. Mr. Narciso was granted 6,083 shares of restricted stock, with a value of $150,007, on June 15, 2006, of which 2,028 shares will vest on June 15, 2007, 2,028 shares will vest on June 15, 2008, and 2,027 shares will vest on June 15, 2007, subject to his continued employment with the Company on each such date.

(8)	Mr. Smith was granted 1,080 shares of restricted stock, with a value of $25,002, on March 10, 2006, of which 360 shares vested on March 10, 2007, 360 shares will vest on March 10, 2008 and 360 shares will vest on March 10, 2009, subject to his continued employment with the Company on each such date. Mr. Smith was granted 10,138 shares of restricted stock, with a value of $250,003, on June 15, 2006, of which 3,380 shares will vest on June 15, 2007, 3,379 shares will vest on June 15, 2008, and 3,379 shares will vest on June 15, 2009, subject to his continued employment with the Company on each such date.
Employment Agreements
      The following is a description of the material terms of the compensation provided to our named executive officers during the term of their employment pursuant to employment agreements with us. See “ — Potential Payments Upon Termination or Change in Control” for a description of the payments and benefits that would be provided to each named executive officer in connection with a termination of their employment or a change in control.
Mr. Barnard
      On September 14, 2005, we entered into a new employment agreement with Mr. Barnard, effective as of June 30, 2005. The agreement provides that Mr. Barnard will serve as our President and Chief Executive Officer until June 30, 2011, or until such later time as is mutually agreed in writing. We agreed that we or our operating subsidiaries will compensate Mr. Barnard with an annual base salary of $1,000,000 and provide for his participation in the bonus pool, consisting of a designated portion of the underwriting profit in each underwriting year assuming certain pre-established performance criteria are satisfied. We further agreed: to waive, effective January 1, 2006, repayment by Mr. Barnard of the then unpaid principal balance of the $1,000,000 promissory note dated June 19, 2001 payable by Mr. Barnard to the Company; to provide an award of restricted shares with a value of $5,000,000 that will become vested on June 30, 2006 with respect to 20% of the restricted shares and on each anniversary thereafter with respect to an additional 20% of the restricted shares such that on June 30, 2010 all restrictions on the restricted shares will lapse; accelerate the payment of a $6,000,000 bonus that was previously contracted to be paid on August 31, 2006; to extend the vesting period of 62,432 restricted shares from September 1, 2006 to June 30, 2010; and to extend the vesting date of 6,500 Fairfax Financial Holdings Limited restricted shares from September 1, 2006 to June 30, 2010. All vesting of restricted shares is subject to continued service through the applicable vesting date.
Mr. Donovan
      On August 24, 2006, we entered into an employment agreement with Mr. Donovan, effective as of August 15, 2006. The agreement provides that Mr. Donovan will serve as our Executive Vice President and Chief Financial Officer until August 15, 2009, or until such later time as is mutually agreed in writing. We have agreed that we or our operating subsidiaries will compensate Mr. Donovan with an annual base salary of $500,000 and provide for his participation in the bonus pool, consisting of a designated portion of the underwriting profit in each underwriting year assuming certain pre-established performance criteria are satisfied. We further agreed to provide an award of restricted shares with a value of $1,000,000 that will become vested on August 15, 2007 with respect to 20% of the restricted shares and on each anniversary thereafter with respect to an additional 20% of the restricted shares such that on August 15, 2011 all restrictions on the restricted shares will lapse. All vesting of restricted shares is subject to continued service through the applicable vesting date. Additionally we have agreed to provide a living allowance in the form of a $3,000 bi-weekly net payment during Mr. Donovan’s employment term, which will be grossed up for all tax withholdings to provide for the net payment. For 2006, we have agreed to pay Mr. Donovan a bonus of $500,000, of which a minimum of $350,000 shall be in cash with the balance in restricted stock vesting over three years.
Mr. Wacek
      Mr. Wacek’s employment agreement was effective on May 23, 2001 with an initial term of two years and it automatically renews for additional twelve-month periods unless terminated by either party upon 60 days’ prior written notice. Mr. Wacek’s agreement was renewed for an additional twelve months on May 23, 2006. Mr. Wacek’s annual base salary is set at $500,000 and he may receive, under the provisions of our Incentive Plan, an award up to 100% of his base salary.
Mr. Narciso
      Mr. Narciso is not a party to an employment agreement with us. He currently earns a base salary of $300,000 per year and he is eligible to receive, under the provisions of our Incentive Plan, an award of up to 50% of his base salary, based on corporate and individual performance. Mr. Narciso is also eligible to receive an equity based award, in the form of restricted stock, in conjunction with his award provided under the Incentive Plan.
Mr. Smith
      Mr. Smith is not a party to an employment agreement with us. He currently earns a base salary of $309,750 per year and he is eligible to receive, under the provisions of our Incentive Plan, an award of up to 50% of his base salary, based on corporate and individual performance. Mr. Smith is also eligible to receive an equity based award, in the form of restricted stock, in conjunction with his award provided under the Incentive Plan.
Mr. Giammarco
      Mr. Giammarco was not a party to an employment agreement with us. He earned a base salary of $450,000 per year. On March 9, 2007, Mr. Giammarco entered into a separation agreement, described more fully under (“— Potential Payments upon Termination or Change in Control”).

Outstanding Equity Awards at December 31, 2006
      The following table sets forth information about each of the outstanding options to purchase our common stock and the outstanding aggregate restricted stock held by each named executive officer as of December 31, 2006.
2006 Outstanding Equity Awards at Fiscal Year End

	Option Awards

	Number of	Number of			Stock Awards
	Securities	Securities
	Underlying	Underlying			Number of	Market Value of
	Unexercised	Unexercised	Option	Option	Shares of Stock	Shares of Stock
	Options	Options	Exercise	Expiration	That Have Not	That Have Not
Name	Exercisable (#)	Unexercisable (#)	Price	Date	Vested (#)	Vested ($)

Andrew A. Barnard(1)	40,000	—	$18.00	4/1/2012
	22,500	7,500	$19.65	5/20/2013
					312,731	$11,664,866

Richard S. Donovan(2)	—	—	—	—	36,621	$1,365,963

Robert Giammarco(3)	—	—	—	—	—	—

Michael G. Wacek(4)	15,000	—	$18.00	4/1/2012
	9,000	3,000	$19.65	5/20/2013
					58,828	$2,194,284

Anthony J. Narciso, Jr.(5)	6,500	—	$18.00	4/1/2012
	4,500	1,500	$19.65	5/20/2013
					16,786	$626,118

Donald L. Smith(6)	6,500	—	$18.00	4/1/2012
	6,000	2,000	$19.65	5/20/2013
					19,377	$722,762

(1)	Mr. Barnard held 62,500 vested and exercisable stock options as of December 31, 2006, and 7,500 stock options that were un-exercisable as of December 31, 2006 and will vest and become exercisable on May 20, 2007. Mr. Barnard held 312,731 shares of restricted stock granted under the Restricted Share Plan, with a value of $11,664,866, as of the end of the 2006 fiscal year, based on the closing price of our common stock on December 31, 2006 ($37.30), of which 17,588 shares vested on March 1, 2007, 18,013 shares vested on March 10, 2007, 40,427 shares will vest on June 30, 2007, 18,013 shares will vest on March 10, 2008, 40,427 shares will vest on June 30, 2008, 7,199 shares will vest on March 10, 2009, 40,427 shares will vest on June 30, 2009, 102,859 shares will vest on June 30, 2010, and 27,778 shares will vest on June 14, 2011, subject to his continued employment with the Company on each such date.

(2)	Mr. Donovan held 36,621 shares of restricted stock granted under the Restricted Share Plan, with a value of $1,365,963, as of the end of the 2006 fiscal year, based on the closing price of our common stock on December 31, 2006 ($37.30), of which 7,325 shares will vest on August 15, 2007, 7,234 shares will vest on August 15, 2008, 7,234 shares will vest on August 15, 2009, 7,234 shares will vest on August 15, 2010, and 7,234 shares will vest on August 15, 2011, subject to his continued employment with the Company on each such date.

(3)	Mr. Giammarco never received stock options in connection with his employment with the Company, and forfeited his restricted stock awards in connection with his resignation.

(4)	Mr. Wacek held 24,000 vested and exercisable stock options as of December 31, 2006, and 3,000 options that were un-exercisable as of December 31, 2006 and will vest and become exercisable on May 20, 2007. Mr. Wacek held 58,828 shares of restricted stock granted under the Restricted Share Plan, with a value of $2,194,284, as of the end of the 2006 fiscal year, based on the closing price of our common stock on December 31, 2006 ($37.30), of which 4,925 shares vested on March 1, 2007, 4,468 shares vested on March 10, 2007, 4,468 shares will vest on March 10, 2008, 1,440 shares will vest on March 10, 2009, 32,416 shares will vest on March 26, 2009 and 11,111 shares will vest on June 14, 2011, subject to his continued employment with the Company on each such date.

(5)	Mr. Narciso held 11,000 vested and exercisable stock options as of December 31, 2006, and 1,500 options that were un-exercisable as of December 31, 2006 and will vest and become exercisable on May 20, 2007. Mr. Narciso held 16,786 shares of restricted stock granted under the Restricted Share Plan, with a value of $626,118, as of the end of the 2006 fiscal year, based on the closing price of our common stock on December 31, 2006 ($37.30), of which 563 shares vested on March 1, 2007, 879 shares vested on March 10, 2007, 2,028 shares will vest on June 15, 2007, 879 shares will vest on March 10, 2008, 2,028 shares will vest on June 15, 2008, 360 shares will vest on March 10, 2009, 2,027 shares will vest on June 15, 2009, 2,466 shares will vest on October 1, 2009, and 5,556 shares will vest on June 14, 2011, subject to his continued employment with the Company on each such date.

(6)	Mr. Smith held 12,500 vested and exercisable stock options as of December 31, 2006, and 2,000 options that were un-exercisable as of December 31, 2006 and will vest and become exercisable on May 20, 2007. Mr. Smith held 19,377 shares of restricted stock granted under the Restricted Share Plan, with a value of $722,762, as of the end of the 2006 fiscal year, based on the closing price of our common stock on December 31, 2006 ($37.30), of which 844 shares vested on March 1, 2007, 1,009 shares vested on March 10, 2007, 3,380 shares will vest on June 15, 2007, 1,009 shares will vest on March 10, 2008, 3,379 shares will vest on June 15, 2008, 360 shares will vest on March 10, 2009, 3,379 shares will vest on June 15, 2009, 1,850 shares will vest on October 1, 2009, and 4,167 shares will vest on June 14, 2011, subject to his continued employment with the Company on each such date.

Option Exercises and Stock Vesting in 2006
      The following table sets forth information on exercises of stock options and the vesting of restricted stock during 2006 for each named executive officer.
2006 Option Exercises and Stock Vested

	Option Awards		Stock Awards

	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)(1)

Andrew A. Barnard(2)	—	—	96,607	$2,387,969

Richard S. Donovan	—	—	—	—

Robert Giammarco	—	—	—	—

Michael G. Wacek(3)	—	—	19,065	$460,662

Anthony J. Narciso, Jr.(4)	—	—	6,639	$162,423

Donald L. Smith(5)	—	—	5,660	$137,784

(1)	Calculated based on the average of the low and high stock price on the date of vesting.

(2)	Mr. Barnard vested in 96,607 restricted shares in 2006, of which 17,588 shares vested on March 1, 2006, at a share price of $23.61, 10,814 shares vested on March 10, 2006, at a share price of $23.20, 27,778 shares vested on June 14, 2006, at a share price of $24.67, and 40,427 shares vested on June 30, 2006, at a share price of $25.64.

(3)	Mr. Wacek vested in 19,065 restricted shares in 2006, of which 4,925 shares vested on March 1, 2006, at a share price of $23.61, 3,028 shares vested on March 10, 2006, at a share price of $23.20, and 11,112 shares vested on June 14, 2006, at a share price of $24.67.

(4)	Mr. Narciso vested in 6,639 restricted shares in 2006, of which 563 shares vested on March 1, 2006, at a share price of $23.61, 520 shares vested on March 10, 2006, at a share price of $23.20, and 5,556 shares vested on June 14, 2006, at a share price of $24.67.

(5)	Mr. Smith vested in 5,660 restricted shares in 2006, of which 844 shares vested on March 1, 2006, at a share price of $23.61, 649 shares vested on March 10, 2006, at a share price of $23.20, and 4,167 shares vested on June 14, 2006, at a share price of $24.67.
Pension Benefits
      The Company maintains the Odyssey America Reinsurance Corporation Employees Retirement Plan (“Retirement Plan”), which is a defined benefit pension plan intended to qualify under Section 401(a) and Section 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”). All benefits are funded solely through employer contributions. Employees of the Company are eligible to participate in the Retirement Plan when they have completed one year of service and attain age 21, and become 100% vested in their benefits under the Retirement Plan when they complete five years of service with the Company. The Retirement Plan provides a benefit upon retirement at normal retirement age of 65 which, when expressed as a single life annuity with ten years certain payment, equals 1.9% of Average Final Compensation multiplied by the number of the participant’s years of service up to a maximum of 30. Average Final Compensation is the participant’s average monthly compensation (excluding overtime pay, commissions, bonuses or special pay) for the 60 highest consecutive calendar months in the last 120 months of participation in the Retirement Plan. A participant may elect to commence benefits under the Retirement Plan when such participant attains age 55 and completes ten years of participation in the Retirement Plan. For each year that benefits commence prior to a participant’s attaining age 65, the age 65 benefit is reduced by 3%. Benefits under the Retirement Plan are normally payable in the form of a single life annuity with a ten year certain payment in the case of unmarried participants, and in the form of an actuarially equivalent 50% joint and survivor annuity in the case of married participants. After retirement, benefits accrued prior to January 1, 2000 are increased in accordance with increases in the Consumer Price Index, but not by more than 4% in any calendar year. The Retirement Plan has no Social Security offset.
      The Company also maintains the Odyssey America Reinsurance Corporation Supplemental Employees Retirement Plan (“SERP”), which provides benefits at retirement that would have been payable under the Retirement Plan but for limitations on benefits and includable compensation imposed by Sections 401(a)(17) and 415 of the Code. The SERP also provides employees who had been covered by a predecessor to the Retirement Plan with the benefits they would have accrued under such predecessor plan if such predecessor plan had remained in effect, but only to the extent that such benefits exceed those payable under the Retirement Plan. None of our named executive officers are covered by the predecessor plan. The SERP is not tax qualified under the

Code, and is funded by means of a grantor trust, the assets of which would be available to creditors of the Company in the event of its insolvency.
      The Company generally does not provide any extra years of credited service to employees at retirement or termination. Under the terms of his employment agreement, should his employment be terminated without cause by the Company, Mr. Wacek would receive additional credited service from his termination date to the end of the fiscal year in which his employment was terminated. Therefore, he could only receive a maximum of one additional year of credited service. No provisions for credited service under any termination of employment, voluntary or involuntary, apply to any other named executive officer.
2006 Pension Benefits

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)(1)(2)	Fiscal Year ($)

Andrew A. Barnard(3)	Retirement Plan	18.81	$458,263	—
	SERP	10.44	$904,110

Richard S. Donovan(4)	Retirement Plan	0.38	$8,548	—
	SERP	0.38	—

Robert Giammarco(5)	Retirement Plan	—	—	—
	SERP	—	—

Michael G. Wacek	Retirement Plan	7.00	$156,720	—
	SERP	7.00	$199,874

Anthony J. Narciso, Jr.	Retirement Plan	24.67	$1,010,513	—
	SERP	24.67	$160,099

Donald L. Smith	Retirement Plan	11.49	$441,156	—
	SERP	11.49	$99,079

(1)	All assumptions used are from the Retirement Plan and SERP Accounting Disclosure Reports as of the December 31, 2006 fiscal year end. This includes a 5.25% discount rate. The Accumulated Benefit Obligation (“ABO”) is based on the accrued benefit as of December 31, 2006, using updated accrual service and compensation as of that date. All participants shown are assumed to have earned one full year of accrual service, or a partial year if they became a participant during the 2006 plan year. The ABO shown for the Retirement Plan recognizes a fixed $220,000 IRS compensation limit. The ABO for the SERP recognizes compensation without regard to any compensation limit.

(2)	The present values shown on the 2006 Pension Benefits Table reflect the accumulated benefit each named executive officer would receive at retirement (age 65) based on service through December 31, 2006.

(3)	Mr. Barnard has earned 18.81 years of service in the Retirement Plan. This includes his prior service from July 11, 1977 through November 21, 1985 and his current service period, which commenced on July 23, 1996. The accrued value of his accumulated benefit in the Retirement Plan is determined based on his total service reduced by the distribution amount he received pertaining to his prior service. The accrued value of his accumulated benefit in the SERP is based on his current service period of 10.44 years.

(4)	Mr. Donovan’s date of entry was August 15, 2006.

(5)	Mr. Giammarco’s date of entry was March 15, 2005. He was unvested in his accrued benefits at his resignation date of October 31, 2006.
Deferred Compensation
      The Company maintains the Excess Plan, which is a non-qualified deferred compensation plan. The Excess Plan allows participants, including our named executive officers and all employees at the Vice President level and above, earning over $185,000 in base salary, to defer up to 50% of their base salary, less any deferral they make to the 401(k) Plan, up to the applicable IRS compensation limitation. The Excess Plan allows this same opportunity to those employees restricted from doing so by the IRS limitation in the 401(k) Plan.
      The 401(k) Plan provides Company matching contributions of up to 4% of base salary, provided that the participant defers 5% of base salary. The Excess Plan allows our named executive officers, and other participants, who are restricted by IRS limitations from deferring 5% (and receiving the 4% of base salary Company matching contribution) in the 401(k) Plan, to receive the maximum 4% Company matching contribution.

      Base salary is the only component of compensation that may be deferred in the Excess Plan. Participant deferral contributions and Company matching contributions are funded on each bi-weekly pay period. Participants select the investment direction of their deferrals and Company matching contributions from a selection of mutual funds and commingled trusts. Investment gains or losses are directly attributable to participant elections and no limit is imposed on the frequency of change of investment direction.
      No withdrawals of deferrals or Company matching contributions are permitted until a participant’s retirement or separation from service. Payouts from the plan occur after retirement or separation from service, in three annual installments, in a manner intended to comply with Section 409A of the Code.
      The Excess Plan is funded by means of a grantor trust, the assets of which would be available to creditors of the Company in the event of its insolvency.
2006 Nonqualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate Balance
	Contributions	Contributions	Earnings in	Withdrawals/	at December 31,
Name	in 2006 ($)(1)	in 2006 ($)(1)	2006 ($)(2)	Distributions	2006 ($)

Andrew A. Barnard	$80,000	$31,200	$114,685	—	$1,262,164

Richard S. Donovan	$22,000	$7,615	$268	—	$29,883

Robert Giammarco	$21,154	$6,223	$7,781	—	$69,029

Michael G. Wacek	$30,000	$11,200	$65,306	—	$560,013

Anthony J. Narciso, Jr.	$13,100	$2,465	$24,868	—	$195,166

Donald L. Smith	$3,000	$2,922	$3,125	—	$50,563

(1)	These amounts were reported as compensation for fiscal year 2006 in the Summary Compensation Table.

(2)	None of the amounts reported in this column are required to be reported as compensation for fiscal year 2006 in the Summary Compensation Table.
Potential Payments Upon Termination or Change in Control
      The following summaries set forth the potential payments and benefits that would be provided to each of our named executive officers upon termination of their employment or a change in control of the Company under the executive’s employment agreement, if any, and our other compensation plans and programs. See “— Pension Benefits” and “Deferred Compensation” for a description of the named executive officers’ entitlements under our Pension Plans and the Excess Plan. In determining the benefits payable upon certain terminations of employment, we have assumed in all cases (other than Mr. Giammarco) that (i) the executive’s employment terminates on December 31, 2006, and (ii) he does not become employed by a new employer or return to work for us.
Mr. Barnard
          Termination Without Cause; Constructive termination; Change in Control
      In the event Mr. Barnard is terminated without cause, or he resigns following a constructive termination, or he resigns within one year following a change in control, he will be entitled to receive a lump sum payment in an amount equal to his base salary for the month in which his termination of employment occurs and an amount equal to $83,333 multiplied by the number of months otherwise remaining in the employment term. Mr. Barnard would also be entitled to receive any amounts he has accrued in the bonus pool, a pro-rated portion of the cash bonus from the bonus pool with respect to the year in which termination occurs based on the average of the bonuses paid for the three calendar years preceding the year in which termination occurs, and full vesting of all restricted stock grants.
      For purposes of Mr. Barnard’s employment agreement, “constructive termination” means: (i) loss of position, or material alteration in Mr. Barnard’s position and responsibilities; (ii) breach by the Company of any of its material obligations; (iii) any failure of a successor to the Company to assume Mr. Barnard’s obligations under the terms of the contract; or (iv) relocation of his place of employment outside the New York Metropolitan area.

      For purposes of Mr. Barnard’s employment agreement, “change in control” means: (i) when Mr. Barnard or Fairfax, first determines that any person and all other persons who constitute a group have, at a time when no other person or group directly or indirectly beneficially owns securities carrying more than forty-five percent (45%) of the votes attached to all outstanding securities of the Company or Fairfax, acquired direct or indirect beneficial ownership of 20% of the outstanding securities of the Company or Fairfax, unless a majority of the continuing directors approves the acquisition not later than ten (10) business days after Mr. Barnard or Fairfax makes that determination; or (ii) the first day on which a majority of the members of the Company’s or Fairfax’s board of directors are not continuing directors; or (iii) the time that the controlling shareholder of the Company or Fairfax, as of the date we entered into the employment agreement with Mr. Barnard, no longer is the controlling shareholder, or (iv) the arm’s length sale of a majority interest in the Company by Fairfax.
      The following represents the payments the Company would provide, assuming Mr. Barnard’s employment had been terminated without cause or through constructive termination on December 31, 2006:

Severance	Pro Rata Bonus	Restricted Stock*

$4,583,333	$416,667	$11,664,866

*	Amount represents the value based on the closing price per share on December 31, 2006 ($37.30) of all outstanding shares of restricted stock that would vest on termination of employment.
          Termination Due to Death
      If Mr. Barnard dies, the Company shall pay to his estate his base salary for the period ending three months following the month in which he dies. Also, his estate would receive all amounts accrued in the bonus pool, paid out when normally paid, with respect to years preceding the year in which his death occurs and the pro rated bonus payable with respect to the year in which his death occurs. In addition, his estate would receive all unvested restricted shares, and a pro rata portion of unvested stock options.
      The following represents the payments the Company would provide, assuming Mr. Barnard’s employment had terminated on December 31, 2006 due to death:

Severance	Pro Rata Bonus	Restricted Stock*	Stock Options**

$250,000	$1,250,000	$11,664,866	$119,773

*	Amount represents the value based on the closing price per share on December 31, 2006 ($37.30) of all outstanding shares of restricted stock that would vest on termination of employment.

**	Amount represents the value based on the excess of the closing price per share on December 31, 2006 ($37.30) over the exercise price per share for each outstanding stock option that would vest upon termination of employment.
          Termination Due to Disability
      In the event Mr. Barnard’s employment terminates due to disability the Company would pay his base salary, less any benefits paid to him under our disability insurance policies, until his actual termination on account of disability. Mr. Barnard would also receive all amounts he accrued in the bonus pool, paid out when normally paid, with respect to years preceding the year in which termination due to disability occurs and the pro rated bonus payable with respect to the year in which termination due to disability occurs. In addition, Mr. Barnard would fully vest in all restricted shares, and a pro rata portion of unvested stock options.
      The following represents the payments the Company would provide, assuming Mr. Barnard’s employment had terminated on December 31, 2006 due to disability:

Pro Rata Bonus	Restricted Stock*	Stock Options**

$1,250,000	$11,664,866	$119,773

*	Amount represents the value based on the closing price per share on December 31, 2006 ($37.30) of all outstanding shares of restricted stock that would vest on termination of employment.

**	Amount represents the value based on the excess of the closing price per share on December 31, 2006 ($37.30) over the exercise price per share for each outstanding stock option that would vest upon termination of employment.

          Termination for Cause
      In the event Mr. Barnard is terminated for cause, defined as (i) a willful failure by him in bad faith to substantially perform his duties with the Company resulting in material harm to Company; or (ii) his conviction of a felony involving moral turpitude, he will be entitled to his base salary through his termination date and will forfeit all rights to any other payments and benefits.
          Voluntary Termination
      Mr. Barnard may voluntarily terminate his employment by giving no less than two years written notice to the Company. He will be entitled to his base salary through the date of termination of employment and shall be paid, when the same would ordinarily be paid, all amounts accrued in the bonus pool.
      The following represents the payment the Company would provide, assuming Mr. Barnard voluntarily terminated his employment on December 31, 2006:

Pro Rata Bonus

$1,250,000
          Additional Provisions
      Mr. Barnard’s employment agreement provides that if any payments or benefits otherwise payable to him would be subject to the “golden parachute” excise tax under Section 4999 of the Code, such payments and benefits will be reduced to the extent necessary to avoid imposition of the excise tax, but only if Mr. Barnard would be placed in a better economic position after tax than he would be if the payments or benefits were not so reduced. We have assumed for this purpose that no such reduction would be required. Mr. Barnard would also have the option to receive cash in lieu of stock in the event his employment is terminated due to death, disability, reaching retirement age, change in control, other than for cause, constructive termination or if our stock ceases to be publicly traded.
Mr. Donovan
          Termination Without Cause; Constructive Termination; Change in Control
      In the event Mr. Donovan is terminated without cause, or he resigns following a constructive termination, he will be entitled to receive a lump sum payment based on his monthly base salary, at the rate in effect on the date of such termination, for the greater of twelve months following his termination of employment or the remainder of the employment term. Mr. Donovan will also be entitled to receive his living allowance through the date of termination (or, if longer, the end of the lease term for his temporary living quarters); provided, however, that he shall use reasonable efforts to sublease the premises or assign the lease agreement, and in such event the living allowance shall not be paid to the extent his obligations under the lease are relieved. Mr. Donovan will also be entitled to receive any amounts he has accrued in the bonus pool, the pro-rated portion of the cash bonus from the bonus pool with respect to the year in which termination occurs, determined by taking the average of the bonuses paid for the three calendar years preceding the year in which termination occurs (or, if shorter, the shorter of the number of years he is employed or the number of years in which he participated in the bonus pool), and full vesting of all restricted stock grants.
      Mr. Donovan’s medical and dental coverage shall cease upon the termination date and the Company will pay on Mr. Donovan’s behalf, for the entire COBRA continuation period, the full premium less the amount of premium charged by the Company to employees electing family medical and dental coverage, which Mr. Donovan shall be required to pay. In the event Mr. Donovan is terminated upon a change in control, defined as the termination of his employment by the Company or the successor company (otherwise than for Cause) or by him in a constructive termination, in either case within one year following a change in control, he shall be entitled to receive the same payments and benefits described under termination without cause, listed above, except the minimum severance payment relating to base salary shall be not less than two years salary.
      For purposes of Mr. Donovan’s employment agreement, “constructive termination” means (i) the loss of Mr. Donovan’s position or a material alteration in Mr. Donovan’s position or responsibility; or (ii) a breach by the Company of any of its material obligations set forth in the employment agreement; or (iii) any failure by a successor to the Company to assume the Company’s obligations under the employment agreement, or if the Company sells all or substantially all of it assets, or as a result of a sale by Fairfax of all of the Company or a controlling interest in the company, and in either case the failure of the purchaser to assume the Company’s obligations under the employment agreement; or (iv) relocation of his place of employment outside the New York Metropolitan area. Mr. Donovan must give written notice to the Company if he intends to terminate his employment on the basis of constructive termination.
      For purposes of Mr. Donovan’s employment agreement, “change in control” means (i) the time that the Company or Fairfax, first determines that any person and all other persons who constitute a group have, at a time when no other person or group directly or indirectly beneficially owns securities of the Company or Fairfax, acquired direct or indirect beneficial ownership of outstanding securities of the Company or Fairfax carrying more than twenty percent (20%) of the votes attached to all outstanding securities carrying more than forty-five percent (45%) of the votes attached to all outstanding securities of the Company or Fairfax, unless a majority of continuing directors approves the acquisition no later than ten business days after the Company or Fairfax makes that determination; or (ii) the first day on which a majority of the members of the Company’s or Fairfax’s board of directors are not continuing directors; or (iii) the time that the controlling shareholder of either the Company or Fairfax, as of the date we entered into the employment agreement with Mr. Donovan, no longer is the controlling shareholder; or (iv) the arm’s length sale of a majority interest in the Company by Fairfax; or (v) a sale of substantially all of the assets of the Company or Fairfax.
      The following represents the payments the Company would provide, assuming Mr. Donovan’s employment had been terminated without cause, through constructive termination or through change in control on December 31, 2006:

Severance	Restricted Stock*	Living Allowance	Medical

$1,312,500	$1,365,963	$144,321	$17,979

*	Amount represents the value based on the closing price per share on December 31, 2006 ($37.30) of all outstanding shares of restricted stock that would vest on termination of employment.
          Termination Due to Death
      In the event of Mr. Donovan’s death, the Company shall pay to his estate his base salary for the period ending one year following the month in which he dies. Mr. Donovan’s estate would also receive all amounts he accrued in the bonus pool, paid out when normally paid, with respect to years preceding the year in which the death occurs and the pro rated bonus payable with respect to the year in which his death occurs. In addition, his estate would receive all of his restricted shares.
      The following represents the payments the Company would provide, assuming Mr. Donovan’s employment had terminated on December 31, 2006 due to death:

Severance	Pro Rata Bonus	Restricted Stock*

$500,000	$350,000	$1,365,963

*	Amount represents the value based on the closing price per share on December 31, 2006 ($37.30) of all outstanding shares of restricted stock that would vest on termination of employment.
          Termination for Cause
      In the event Mr. Donovan is terminated for cause, (i) defined as a willful failure by him in bad faith to substantially perform his duties with the Company resulting in material harm to Company; or (ii) his conviction of a felony involving moral turpitude, he will be entitled to his base salary and living allowance through the date of termination of employment and he shall forfeit all rights to payments from the bonus pool.
          Voluntary Termination
      Mr. Donovan may terminate his employment voluntarily by giving no less than sixty (60) days written notice to the Company. He will be entitled to his base salary and living allowance through the date of termination of employment and shall be paid, when the same would ordinarily be paid, all amounts accrued in the bonus pool with respect to years preceding the year in which the voluntary termination occurs and the prorated bonus payable with respect to the year in which termination occurs.
      The following represents the payments the Company would provide, assuming Mr. Donovan voluntarily terminated his employment on December 31, 2006:

Pro Rata Bonus

$350,000
          Additional Provisions
      Mr. Donovan’s employment agreement provides that if any payments or benefits otherwise payable to him would be subject to the “golden parachute” excise tax under Section 4999 of the Code, such payments and benefits will be reduced to the extent necessary to avoid imposition of the excise tax, but only if Mr. Donovan would be placed in a better economic position after tax than he would be if the payments or benefits were not so reduced; provided however that if the total payments and benefits exceed 110% of the maximum amount that could be received by Mr. Donovan without triggering the excise tax, then no payments or benefits will be reduced, and, if any excise tax would otherwise be payable in the absence of such reduction in payments or benefits, the Company will be obligated to pay Mr. Donovan an additional gross-up payment to place Mr. Donovan in the same after-tax economic position he would have been had no excise tax been imposed. The estimated approximate amount of such gross-up payment, assuming Mr. Donovan’s employment was terminated by the Company without cause on December 31, 2006 in connection with a change in control is $1,014,000. Mr. Donovan would also have the option to receive cash in lieu of stock in the event his employment is terminated due to death, disability, reaching retirement age, change in control, other than or cause, constructive termination or if our stock ceases to be publicly traded.
Mr. Wacek
          Termination Without Cause; Non Renewal of the Employment Term; Resignation with Good Reason
      In the event Mr. Wacek is terminated without cause (including, without limitation, if we do not renew his employment agreement), or if he resigns with good reason (as defined below), he will be entitled to receive his annual base salary, at the rate in effect on the date of such termination, for the greater of twelve months following his termination of employment or the remainder of the employment term. Mr. Wacek will also be entitled to receive any bonus that he is entitled to receive when the same would ordinarily be paid, which includes all amounts accrued under the bonus plan, and a pro-rated bonus for the year in which termination of employment occurred.
      “Good reason” means the occurrence of any of the following (without Mr. Wacek’s prior written consent); (i) failure by the Company to pay material compensation due and payable to him in connection with his employment; (ii) a material diminution of his position, title, authority, duties or responsibilities; (iii) the Company requiring him to be based at any office or location outside of Fairfield County, Connecticut or Westchester County, New York; or (iv) a request by the Company that he either (a) violate any written law or (b) commit an act that would reasonably be expected to violate any written law.
      The following represents the payments the Company would provide, assuming Mr. Wacek’s employment had been terminated without cause, or because of non-extension of employment, or through resignation with good reason on December 31, 2006:

Severance	Pro Rata Bonus

$500,000	$400,000
          Termination Due to Death or Disability
      In the event of Mr. Wacek’s termination is due to death or long-term disability, his estate shall be entitled to his annual base salary through the date of termination and all amounts accrued in the bonus pool, with respect to years preceding the year in which the death or disability occurs and the pro rated bonus payable with respect to the year in which the death or disability occurs. In addition, Mr. Wacek would vest in a pro rata portion of restricted shares and unvested stock options.
      The following represents the payments the Company would provide, assuming Mr. Wacek’s employment had terminated on December 31, 2006 due to death or disability:

Pro Rata Bonus	Restricted Stock*	Stock Options**

$400,000	$1,523,593	$47,920

*	Amount represents the value based on the closing price per share on December 31, 2006 ($37.30) of all outstanding shares of restricted stock that would vest on termination of employment.

**	Amount represents the value based on the excess of the closing price per share on December 31, 2006 ($37.30) over the exercise price per share for each outstanding stock option that would vest upon termination of employment.
          Termination for Cause
      In the event Mr. Wacek is terminated for cause he will be entitled to his base salary through the date of termination of employment and nothing further. Cause is defined as: (i) any act or omission that constitutes a material breach of any of his obligations; (ii) the willful and continued failure or refusal to substantially perform the duties of his position; (iii) any willful and material violation of any written law or regulation applicable to the business of the Company or any of its subsidiaries or affiliates, or his conviction of, or plea of nolo contrendre to, a felony, or any willful perpetration of a common law fraud; or (iv) any other willful misconduct that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates.
Mr. Narciso and Mr. Smith
      Mr. Narciso and Mr. Smith do not have employment agreements with us, and would receive only their base salary through their termination date if terminated for cause. In the event of a constructive termination or termination due to change in control, Mr. Narciso and Mr. Smith would be provided with severance payments, based on their years of service with the Company. In keeping with our general practice of providing three weeks of severance for each year of service, up to a maximum of 52 weeks, Mr. Narciso would receive 52 weeks of severance pay, and Mr. Smith would receive 33 weeks of severance pay. The Company would provide payment, during the severance period, of the full premium for COBRA continuation, less the amount of premium charged by the Company for their elected medical and dental coverage, which they would be required to pay.
      The following represents the payments the Company would provide, assuming Mr. Narciso’s or Mr. Smith’s employment had been terminated as a result of constructive termination or termination due to change in control, on December 31, 2006:

	Severance	Medical

Mr. Narciso	$300,000	$7,703
Mr. Smith	$196,572	$7,607
      The following represents the payments the Company would provide, assuming Mr. Narciso or Mr. Smith terminated employment on December 31, 2006 due to death or disability, which represents a pro rata portion of unvested restricted shares and unvested stock options.

	Restricted Stock*	Stock Options**

Mr. Narciso	$277,549	$23,969
Mr. Smith	$275,572	$31,947

*	Amount represents the value based on the closing price per share on December 31, 2006 ($37.30) of all outstanding shares of restricted stock that would vest on termination of employment.

**	Amount represents the value based on the excess of the closing price per share on December 31, 2006 ($37.30) over the exercise price per share for each outstanding stock option that would vest upon termination of employment.

Mr. Giammarco
      Mr. Giammarco previously resigned as Chief Financial Officer of OdysseyRe, effective as of August 15, 2006, and as OdysseyRe’s Executive Vice President, effective October 31, 2006. On March 9, 2007, OdysseyRe entered into a resignation and separation agreement with Mr. Giammarco. Under the terms of the agreement, Mr. Giammarco will receive a payment of $2,000,000 as consideration for services performed while an executive of the Company, and forfeit all rights to shares of OdysseyRe restricted stock that were previously granted or contemplated. Mr. Giammarco will be subject to (i) a 12-month non-solicitation covenant restricting him from soliciting OdysseyRe employees and clients and (ii) a 36-month confidentiality covenant. The agreement includes a mutual waiver and release of all claims arising out of Mr. Giammarco’s employment relationship with OdysseyRe.
Director Compensation
      The Company uses a combination of cash and equity incentive compensation to attract and retain qualified candidates to serve on the Board. The Board of Directors approved changes to the director compensation program, effective on October 1, 2006. The initial compensation program, begun in 2001 at the time of our initial public offering, provided independent directors with an annual retainer of $25,000, paid quarterly, a $750 fee for each board meeting attended, and reimbursement for reasonable expenses associated with attendance at meetings. In addition, independent directors who are members of the Audit or Compensation Committee received a fee of $750 for each committee meeting attended if held separately from a board meeting. Upon election to the Board, a one-time grant of options to purchase 5,000 shares of our common stock was provided, with a grant price equal to the closing price of a share of our common stock on the date of grant. Options vest in equal installments on each of the four anniversaries following the date of the grant.
      The current program, commencing on October 1, 2006, provides independent directors with an annual retainer of $60,000, paid on a quarterly basis, and reimbursement for reasonable expenses associated with attendance at meetings. No additional fees are paid for attendance at board meetings. In addition, independent directors are entitled to an annual award of $25,000 of restricted stock, with each award vesting in equal installments on each of the first three anniversaries following the date of grant, subject to continued service through each vesting date. The Audit Committee’s Chairman receives a fee of $10,000 paid on a quarterly basis. No additional compensation is paid to other committee members, nor is a fee paid for the attendance at committee meetings, but members are reimbursed for reasonable expenses associated with attendance at those meetings. The Compensation Committee’s Chairman and the TRC’s Chairman, if any, receive no additional compensation, nor is a fee paid for attendance at committee meetings, but members are reimbursed for reasonable expenses associated with attendance at those meetings. Mr. Dowd, as Vice Chairman of the Board, receives an annual award of $25,000 of restricted stock under the same terms as independent directors.
2006 Director Compensation

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation
Name	($)	($)(1)	($)(2)	(3)	TOTAL

V. Prem Watsa(4)	—	—	—	—	—

James F. Dowd(5)	—	$2,132	$4,763	$23	$6,918

Andrew A. Barnard(4)	—	—	—	—	—

Frank B. Bennett(6)	$46,500	—	—	$23	$46,523

Peter M. Bennett(7)	$29,000	$2,132	$7,664	$23	$38,819

Anthony F. Griffiths(8)	$45,750	$2,132	$1,588	$23	$49,493

Robbert Hartog(9)	$11,500	—	$1,588	—	$13,088

Patrick W. Kenny(10)	$6,196	—	—	—	$6,196

Brandon W. Sweitzer(11)	$49,000	$2,132	$3,957	$23	$55,112

Samuel A. Mitchell(4)	—	—	—	—	—

Paul M. Wolff(12)	$29,000	$2,132	$7,664	$23	$38,819

(1)	Amounts represent the value of restricted stock awards recognized for financial statement reporting purposes for 2006 as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. The amounts were calculated based on the closing price of our common stock ($33.78) on the grant date, September 29, 2006. The awards granted in 2006 vest equally on the first, second and third anniversaries of the grant date, assuming continued service.

(2)	Amounts represent the fair value of stock options with respect to our common stock for financial statement reporting purposes as computed in accordance with FAS 123R, disregarding estimates of forfeitures related to service-based vesting conditions. To determine the expense related to the granting of stock options, the Company uses the Black-Scholes Option-Pricing Model. The Black-Scholes expense per share is expensed for each stock option granted over the vesting terms of the grant. Black-Scholes assumptions include volatility, dividend yield, risk free rate, and expected term. For the April 1, 2002 grant: expected volatility of 30.0%; risk-free interest rates ranging from 2.7% to 5.1%; annual dividend yield of 0.6%; and the expected lives of five years for each grant. For the September 2002 and April 2003 grants: expected volatility of 30.0%; risk-free interest rates ranging from 3.09% to 5.1%; annual dividend yield of 0.6%; and the expected lives of five years for each grant. For the May 2006 grant: expected volatility of 32.0%; risk-free interest rates ranging from 4.93% to 5.1%; annual dividend yield of 0.6%; and the expected lives of six years for each grant. On December 31, 2006, outstanding options were held as follows: Mr. Dowd — 15,000, Mr. Barnard — 70,000, Mr. Bennett — 5,000, Mr. Griffiths — 5,000, Mr. Sweitzer — 5,000 and Mr. Wolff — 5,000.

(3)	Dividends are paid on shares of restricted stock when dividends are paid on all other shares of our common stock. In 2006 the declared annual dividend was $.125 per share, paid quarterly. Dividends in the amount of $23 were paid to each of Mr. F. Bennett, Mr. P. Bennett, Mr. Dowd, Mr. Griffiths, Mr. Sweitzer, and Mr. Wolff.

(4)	Mr. Watsa, Mr. Barnard and Mr. Mitchell are each an employee of the Company or an affiliate of the Company, and therefore receive no director compensation. Mr. Mitchell is not standing for re-election.

(5)	As Vice Chairman of the board, Mr. Dowd was granted 741 shares of restricted stock, with a value of $25,031 on September 29, 2006, of which 247 shares will vest on September 29, 2007, 247 shares will vest on September 29, 2008 and 247 shares will vest on September 29, 2009, assuming continued service through such date. These are the only shares of restricted stock held by Mr. Dowd as of December 31, 2006.

(6)	Mr. F. Bennett resigned from the Board on November 24, 2006.

(7)	Mr. P. Bennett was granted 741 shares of restricted stock, with a value of $25,031 on September 29, 2006, of which 247 shares will vest on September 29, 2007, 247 shares, will vest on September 29, 2008 and 247 shares will vest on September 29, 2009, assuming continued service through such date. These are the only shares of restricted stock held by Mr. Bennett as of December 31, 2006.

(8)	Mr. Griffiths was granted 741 shares of restricted stock, with a value of $25,031 on September 29, 2006, of which 247 shares will vest on September 29, 2007, 247 shares will vest on September 29, 2008 and 247 shares will vest on September 29, 2009, assuming continued service through such date. These are the only shares of restricted stock held by Mr. Griffiths as of December 31, 2006.

(9)	Mr. Hartog retired from the Board on April 28, 2006.

(10)	Mr. Kenny was elected to the Board on November 24, 2006.

(11)	Mr. Sweitzer was granted 741 shares of restricted stock, with a value of $25,031 on September 29, 2006, of which 247 shares will vest on September 29, 2007, 247 shares will vest on September 29, 2008 and 247 shares will vest on September 29, 2009, assuming continued service through such date. These are the only shares of restricted stock held by Mr. Sweitzer as of December 31, 2006.

(12)	Mr. Wolff was granted 741 shares of restricted stock, with a value of $25,031 on September 29, 2006, of which 247 shares will vest on September 29, 2007, 247 shares will vest on September 29, 2008 and 247 shares will vest on September 29, 2009, assuming continued service through such date. These are the only shares of restricted stock held by Mr. Wolff as of December 31, 2006.
Compliance with Section 16(a) of the Exchange Act
      Under Section 16(a) of the Securities Exchange Act of 1934, as amended, our directors, executive officers, and any persons holding more than ten percent of our common stock are required to report to the Securities and Exchange Commission their initial ownership of our stock and any subsequent changes in that ownership. Based on a review of Forms 3, 4 and 5 under the Securities Exchange Act furnished to us and written representations made to us, we believe that during fiscal year 2006, our officers, directors and holders of more than 10 percent of our common stock filed all Section 16(a) reports on a timely basis during our fiscal year ending December 31, 2006.
Common Share Ownership by Directors and Executive Officers and Principal Stockholders
      The following table sets forth information with respect to the beneficial ownership of shares of our common stock as of March 13, 2007 by:

•	all those known by us to be beneficial owners of more than five percent of the outstanding shares of common stock;

•	our named executive officers;

•	each of our directors and nominees; and

•	all executive officers, directors and nominees as a group.
      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and investment control with respect to all shares beneficially owned.

	Shares Beneficially Owned

Name	Shares		Percent

Fairfax Financial Holdings Limited	175,000		0.25%

TIG Insurance Group, Inc.(1)	29,949,825		42.07%

TIG Insurance Company(1)	3,916,841		5.5%

ORH Holdings Inc.(1)	6,166,667		8.67%

United States Fire Insurance Company(1)	800,000		1.12%

Fairfax Inc.(1)	1,391,067		1.95%

Fairfax Subtotal	42,399,400		59.56%

Marshfield Associates(2)	4,125,897		5.79%

James F. Dowd Vice Chairman	24,162	(3)	*

Peter M. Bennett Director	1,991		*

Anthony F. Griffiths Director	10,741	(3)(6)	*

Patrick W. Kenny Director	500		*

Samuel A. Mitchell Director	3,000		*

Brandon W. Sweitzer Director	6,741	(3)	*

Paul M. Wolff Director	1,991		*

Bradley P. Martin Director nominee	0		*

Andrew A. Barnard President and Chief Executive Officer	536,703	(3)(4)(5)	*

Michael G. Wacek Executive Vice President	161,772	(3)(4)	*

R. Scott Donovan Executive Vice President and Chief Financial Officer	41,714	(4)	*

Anthony J. Narciso, Jr. Senior Vice President and Controller	36,680	(3)(4)	*

Donald L. Smith Senior Vice President, General Counsel and Corporate Secretary	43,542	(3)(4)	*

Directors, Nominees and Executive Group Subtotal	869,537		1.22%

	Shares Beneficially Owned

Name	Shares	Percent

Total of Fairfax, Directors, Nominees and Executive Group Subtotals	43,268,937	60.76%

*	Represents less than one percent.

(1)	V. Prem Watsa, Chairman of our board of directors, controls The Sixty Two Investment Company Limited (“Sixty Two”), which owns subordinate and multiple voting shares representing 47.8% of the total votes attached to all classes of shares of Fairfax. Mr. Watsa himself beneficially owns and controls additional subordinate voting shares which, together with the shares owned by Sixty Two, represent 48.6% of the total votes attached to all classes of Fairfax’s shares. TIG Insurance Group, Inc., TIG Insurance Company, ORH Holdings Inc., Fairfax Financial (US) LLC, United States Fire Insurance Company and Fairfax Inc. are wholly owned subsidiaries of Fairfax. The principal office address of ORH Holdings Inc. and Fairfax Inc. is 300 First Stamford Place, Stamford, CT 06902 and of United States Fire Insurance Company is 305 Madison Avenue, P.O. Box 1943, Morristown, NJ 07962. The principal office address of Fairfax Financial (US) LLC, TIG Insurance Group, Inc. and TIG Insurance Company is 5205 North O’Connor Blvd., Irvine, TX 75039.

(2)	Based solely upon the Schedule 13G of Marshfield Associates filed with the Securities and Exchange Commission on February 13, 2007, by the listed stockholder. The principal business address of Marshfield Associates is 21 DuPont Circle, NW, Washington DC 20036.

(3)	Shares subject to options currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Such shares are included for Messrs. Dowd — 15,000, Barnard — 62,500, Wacek — 24,000, Narciso — 11,000, Smith — 12,500, Griffiths — 5,000, Sweitzer — 5,000, P. Bennett — 1,250, and Wolff — 1,250, all of which relate to options that are exercisable within 60 days of March 13, 2007.

(4)	Includes restricted shares issued under the Restricted Share Plan.

(5)	Includes approximately 55,556 shares purchased in our initial public offering using $1 million loaned by us on an interest free basis. See “— Certain Relationships and Related Transactions.”

(6)	Includes 5,000 shares held by Fourfourtwo Investments Limited, a company controlled by Mr. Griffiths.
Independent Registered Public Accounting Firm
      The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered accounting firm to audit our consolidated financial statements for the 2007 fiscal year. PricewaterhouseCoopers LLP has served as our independent accountants since our incorporation in March 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will be given the opportunity to make a statement should they desire to do so, and are expected to be available to respond to appropriate questions from the stockholders.
Audit Fees
      The Company incurred fees of $10,309,000, which includes $3,900,000 related to restatements of the Company’s financial statements, and $4,962,000 in fiscal years 2006 and 2005, respectively, relating to professional services rendered by PricewaterhouseCoopers LLP, for the audits of our annual financial statements and review of financial statements included in our Quarterly Reports on Form 10-Q, services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, and attestation of managements assessment of our internal control over financial reporting.
Audit-Related Fees
      The Company incurred fees of $103,000 in 2006 and $75,000 in 2005, for professional services rendered by PricewaterhouseCoopers LLP related to the ERISA audit of the financial statements of the Retirement Plan and 401(k) plans.
Tax Fees
      The Company incurred fees of $32,000 in 2006 and $126,000 in 2005, in the aggregate, for professional services rendered by PricewaterhouseCoopers LLP for domestic and international tax compliance and assistance with preparation of tax returns, tax advice, and tax planning.
All Other Fees
      The Company incurred fees of $129,000 in 2006 and $119,000 in 2005, in the aggregate, for products and services provided by PricewaterhouseCoopers LLP, other than the services reported above in the sections captioned “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” These fees for 2006 and 2005 are related principally to providing other actuarial services, and providing information to the state insurance department auditors with respect to the state insurance examination.
      The Audit Committee has considered whether PricewaterhouseCoopers LLP’s provision of services other than audit services is compatible with maintaining the independence of our outside auditors, and has found the provision of such services to be compatible with the auditor independence requirements.
Certain Relationships and Related Transactions
      From time to time, the Company has engaged in certain transactions, and is party to certain arrangements, with Fairfax and some of its affiliates. In order to ensure that these and other transactions are properly reviewed, in September 2006, the board of directors appointed a Transaction Review Committee (“TRC”). The TRC is comprised of three independent board members who have no affiliation to our majority stockholder, Fairfax; they are Mr. Bennett, Mr. Kenny and Mr. Wolff. The TRC was established in order to assist and advise the board of directors in fulfilling its responsibility to review material transactions between the Company and officers, directors, stockholders, and affiliates of the Company. The focus of the TRC is to review those proposed transactions that involve the Company and a related person, as well as transactions between the Company and non-subsidiary affiliated companies or more than 5% stockholders.
      The TRC considers all of the relevant facts and circumstances available when reviewing a proposed transaction. These considerations include the benefits to the Company, the impact on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction, and the terms available to unrelated third parties or to employees generally.
      “Material related person transactions” include:

•	any transaction the amount of which exceeds $120,000;

•	any transaction in which affiliates of the Company or officers, directors, director nominees, 5% stockholders or any of their immediate family members are a party and the Company is a participant; and

•	any transaction to which an affiliate not under the control of the Company and an operating subsidiary of the Company, are party, that is subject to the prior approval of an insurance regulatory authority under applicable law.
Management Indebtedness
      We provided an interest-free loan of $1,000,000 to our President and Chief Executive Officer, Andrew A. Barnard, payable to the Company on August 31, 2006, to purchase shares of our common stock in our initial public offering in June 2001. The loan was secured by the shares of common stock Mr. Barnard purchased in our initial public offering in June 2001. Pursuant to our employment contract with Mr. Barnard, entered on September 14, 2005, repayment of the then unpaid balance of the loan was waived, effective January 1, 2006.
Pledge of Assets on Behalf of Advent
      During the second quarter of 2004, Odyssey America pledged U.S. Treasury Notes with a par value of $162.0 million (the “pledged assets”), or approximately £110.0 million equivalent, to the Society and Council of Lloyd’s, on behalf of Advent Capital (Holdings) PLC (“Advent”) to support Advent’s underwriting activities for the 2001 to 2005 underwriting years of account. Advent is 44.5% owned by Fairfax and its affiliates, which includes 8.1% held by OdysseyRe. nSpire Re Limited (“nSpire Re”), a subsidiary of Fairfax, had previously pledged assets at Lloyd’s on behalf of Advent pursuant to a November 2000 agreement with Advent. Advent is responsible for the payment of any losses to support its underwriting activities and the capital resources of Advent, including its newly deposited funds at Lloyd’s, are first available to support any losses prior to a draw down of Odyssey America’s pledged assets. In consideration of Odyssey America pledging the assets, nSpire Re agreed to pay Odyssey America a fee equal to 2.0% per annum of the pledged assets, which OdysseyRe considers to be representative of commercial market terms. The pledged assets continue to be owned by Odyssey America, and Odyssey America receives any investment income thereon. The securities are carried at fair value and are included in investments and cash in OdysseyRe’s consolidated balance sheets. Interest earned on the securities is included in investment income. As additional consideration for, and further protection of, the pledged assets, nSpire Re has provided Odyssey America with indemnification in the event of a draw down on the pledged assets.

Odyssey America retains the right to withdraw the pledged assets at any time upon 180 days advance written notice to nSpire Re. nSpire Re retains the obligation to pledge assets on behalf of Advent. In any event, the placement of funds at Lloyd’s will automatically terminate effective no later than December 31, 2008 and any remaining pledged assets will revert to Odyssey America at that time. The pledge of assets is not considered material to OdysseyRe’s liquidity and capital resources. In January 2006, Odyssey America received assets with a par value of $48.6 million, representing a permanent reduction and unconditional release of such amount, prior to the stated termination date, following the deposit by Advent of £38.0 million equivalent in new funds at Lloyd’s. In September 2006, Odyssey America received assets with a par value of $10.7 million, representing a permanent reduction and unconditional release of such amount, prior to the stated termination date, following the deposit by Advent of such amount in new funds at Lloyd’s. Following these returns of assets, and as of December 31, 2006, Odyssey America continues to have a par value of $102.7 million, or approximately £52.5 million equivalent, pledged to Lloyd’s in support of Advent and will continue to receive a fee for these pledged assets. The fair market value of the pledged assets as of December 31, 2006, is $128.2 million, or approximately £65.5 million equivalent. OdysseyRe believes that the financial resources of Advent provide adequate protection to support its liabilities in the ordinary course of business.
Blanket Assumption Endorsement Agreement
      Clearwater agreed to allow Ranger Insurance Company (“Ranger”), a subsidiary of Fairfax now known as Fairmont Specialty Insurance Company, to attach an assumption of liability endorsement of Clearwater to certain Ranger policies issued from July 1, 1999 to April 30, 2004, the effective termination date of the agreement. Should Ranger fail to meet its obligations, Clearwater is ultimately liable for any unpaid losses, pursuant to the terms of the endorsements. This arrangement enabled Ranger to provide additional security to its customers as a result of Clearwater’s financial strength ratings and capital resources. The agreement to provide the endorsements was provided by Clearwater while each company was 100% owned by Fairfax. The potential exposure in connection with these endorsements is currently estimated at $4.7 million, based on the subject policies’ outstanding case loss reserves as of December 31, 2006. Ranger has met and continues to meet all of its obligations, including those subject to this agreement, in the normal course of business, and Clearwater does not anticipate making any payments under this guarantee. The Company believes that the financial resources of Ranger provide adequate protection to support its liabilities in the ordinary course of business. In addition, Fairfax has agreed to indemnify Clearwater for any obligations under this agreement. The Company does not consider its potential exposure under this guarantee to be material to its liquidity and capital resources.
Guarantee of CTR
      As of July 14, 2000, Odyssey America agreed to guarantee the performance of all the insurance and reinsurance contract obligations, whether incurred before or after the agreement, of Compagnie Transcontinentale de Réassurance (“CTR”), a subsidiary of Fairfax, in the event CTR became insolvent and CTR was not otherwise indemnified under its guarantee agreement with a Fairfax affiliate. The guarantee, which was entered into while Odyssey America and CTR were each 100% owned by Fairfax, was provided by Odyssey America to facilitate the transfer of renewal rights to CTR’s business, together with certain CTR employees, to Odyssey America in 2000 in order to further expand the Company’s international reinsurance business. The guarantee was terminated effective December 31, 2001. There were no amounts received from CTR under the guarantee, and the Company did not provide any direct consideration for the renewal rights to the business of CTR. CTR was dissolved and its assets and liabilities were assumed by subsidiaries of Fairfax that have the responsibility for the run-off of its liabilities. Although CTR’s liabilities were assumed by Fairfax subsidiaries, the guarantee only pertains to those liabilities attaching to the policies written by CTR. Fairfax has agreed to indemnify Odyssey America for all its obligations incurred under its guarantee. The Company believes that the financial resources of the Fairfax subsidiaries that have assumed CTR’s liabilities provide adequate protection to satisfy the obligations that are subject to this guarantee. The Company does not expect to make payments under this guarantee and does not consider its potential exposure under this guarantee to be material to its liquidity and capital resources.
Guarantee of Falcon
      Odyssey America agreed, as of April 1, 2002, to guarantee the payment of all of the insurance contract obligations (the “Subject Contracts”), whether incurred before or after the agreement, of Falcon Insurance

Company (Hong Kong) Limited (“Falcon”), a subsidiary of Fairfax Asia Limited (“Fairfax Asia”), in the event Falcon becomes insolvent. Fairfax Asia is 100% owned by Fairfax, which includes a 29.5% economic interest owned by the Company. The guarantee by Odyssey America was made to assist Falcon in writing business through access to Odyssey America’s financial strength ratings and capital resources. Odyssey America is paid a fee for this guarantee of one percent of all gross premiums earned associated with the Subject Contracts on a quarterly basis. Odyssey America was given the option to reinsure a portion of the business written by Flacon. The option was not exercised and terminated on December 31, 2005. For the years ended December 31, 2006 and 2005, Falcon paid $0.5 million and $0.6 million, respectively, to Odyssey America in connection with this agreement. Odyssey America’s potential exposure in connection with this agreement is estimated to be $56.1 million, based on Falcon’s loss reserves at December 31, 2006. Falcon’s shareholders’ equity on a U.S. GAAP basis is estimated to be $49.8 million as of December 31, 2006. Fairfax has agreed to indemnify Odyssey America for any obligation under this agreement. The Company believes that the financial resources of Falcon provide adequate protection to support its liabilities in the ordinary course of business. The Company anticipates that Falcon will meet all of its obligations in the normal course of business and does not expect to make any payments under this guarantee. The Company does not consider its exposure under this guarantee to be material to its liquidity and capital resources.
Investment Agreements
      The Company’s subsidiaries have entered into investment management agreements with Fairfax and its wholly-owned subsidiary, Hamblin Watsa Investment Counsel Ltd. These agreements provide for an annual base fee of 0.20% (20 basis points), calculated and paid quarterly based upon the subsidiary’s average invested assets for the preceding three months. The agreements also include incentive fees of 0.10% (10 basis points), which are payable if realized gains exceed 1% of the average investment portfolio in any given year, subject to cumulative realized gains on investments exceeding 1% of the average investment portfolio. Additional incentive fees are paid based upon the performance of the subsidiary’s equity portfolio equal to 10% of the return on equities (subject to an annual maximum) in excess of the Standard & Poor’s 500 index plus 200 basis points, provided that the equity portfolio has achieved such excess on a cumulative basis. If the performance of the equity portfolio does not equal or exceed this benchmark in a given year, the annual base fee is reduced to 0.18% (18 basis points). The aggregate annual investment management fee payable by each subsidiary, including incentive fees, is capped at 0.40% (40 basis points) of its investment portfolio, with any excess amounts carried into the following year. These agreements may be terminated by either party on 30 days’ notice. For the years ended December 31, 2006, 2005 and 2004, total fees, including incentive fees, of $17.6 million, $16.2 million and $7.5 million, respectively, are included in the consolidated statements of operations.
Fairfax Insurance Coverage
      Fairfax purchases and maintains directors’ and officers’ liability insurance for the directors and officers of Fairfax and its subsidiaries, including us. This insurance forms part of a blended insurance program which provides a combined aggregate limit of liability of $155,000,000.
Registration Rights
      In 2001 we entered into a registration rights agreement with TIG Insurance Company (“TIG”) and ORH Holdings Inc. (“ORH Holdings”). The registration rights agreement includes rights to require us to register the offer and sale of shares of our common stock held by TIG and ORH Holdings on up to three different occasions. The registration rights agreement also includes the right to require us to include our common stock held by TIG and ORH Holdings in up to three future registration statements that we file with the Securities and Exchange Commission. We also provide TIG and ORH Holdings with the right to participate in any securities offerings by us in order to maintain their percentage ownership. These rights are subject to various conditions and limitations. We bear all expenses incurred in connection with these registrations, other than any underwriting discounts and commissions. Registration of shares of common stock upon the exercise of these registration rights would result in such shares becoming freely tradable without restriction under the Securities Act of 1933.
      In November 2006, at the request of Fairfax, pursuant to the registration rights agreement, we filed a registration statement with the Securities and Exchange Commission relating to a secondary offering of shares of our common stock by ORH Holdings and Fairfax Inc., each a wholly-owned subsidiary of Fairfax. Such Fairfax subsidiaries completed the sale of 10,165,000 shares of our common stock pursuant to the registration statement in December 2006 at a price of $34.60 per share, resulting in net proceeds to Fairfax of approximately $338 million.
Tax Sharing Arrangements
      As a result of Fairfax reducing its ownership of the Company to below 80%, during the third quarter of 2006, the Company was deconsolidated from the United States tax group of Fairfax, and, accordingly, the Company will file a separate consolidated tax return for the period August 29, 2006 to December 31, 2006 and for each subsequent tax year. The deconsolidation has no effect on the Company’s tax position. Prior to August 29, 2006, the Company was a member of the United States tax group of Fairfax and made payments to Fairfax in accordance with its tax sharing agreements. The Company paid federal and foreign income taxes of $59.3 million, $63.4 million and $116.6 million for the years ended December 31, 2006, 2005 and 2004, respectively. The Company, as of December 31, 2006, has a current tax payable of $68.1 million, which reflects $75.8 million payable to Fairfax, principally offset by foreign tax payables and receivables from the federal government. The Company’s tax recoverable was $96.1 million as of December 31, 2005. The federal income tax provision is allocated to each of the Company’s subsidiaries in the consolidated group pursuant to a written agreement, on the basis of each subsidiary’s separate taxable income.
Tax Services Arrangements
      Each of Odyssey America, Clearwater, Clearwater Select, Hudson, Hudson Specialty and OdysseyRe have entered into tax services agreements with Fairfax Inc. Under the agreements, we obtain tax consulting and compliance services from Fairfax. The fees under the agreements are payable quarterly and include a variable fee component that includes third party outside fees incurred on behalf of us. Upon mutual agreement by both parties, the quarterly base fee may be adjusted for changes in services provided or costs incurred. The fees paid in 2006 were $425,000. The agreements are automatically renewed each January 1st for successive one year terms unless terminated earlier as provided for under the agreements. The agreements may be terminated without cause by either party giving the other party 90 days’ written notice. The fees payable under the agreements are approximately equivalent to Fairfax’s cost in providing these services.
Stop Loss Agreement
      The Company’s reinsurance protection, which covered certain amounts of its 1995 and prior unpaid losses and loss adjustment expenses (the “1995 Stop Loss Agreement”), provided by nSpire Re Limited (“nSpire Re”), a wholly-owned subsidiary of Fairfax, was commuted effective September 29, 2006, for consideration of $63.2 million. In accordance with the terms of the commutation agreement, the Company commuted ceded loss reserves of $71.8 million, resulting in a commutation loss of $5.5 million, pre-tax, for the year ended December 31, 2006. The 1995 Stop Loss Agreement was originally entered into with Skandia Insurance Company Ltd. (“Skandia”) in conjunction with the purchase of Clearwater in 1996. Pursuant to the agreement, the Company paid a premium of $60.5 million in 1995 for protection of $175.0 million in excess of Clearwater’s December 31, 1995 reserves for net unpaid losses and loss adjustment expenses and reserves for uncollectible reinsurance. In January 1999, the liabilities under the contract were assigned by Skandia to nSpire Re for $97.0 million in consideration. Following the assignment to nSpire Re, the Company accounted for the 1995 Stop Loss Agreement as retroactive reinsurance. Accordingly, losses ceded under the contract in excess of $97.0 million in the aggregate had been recorded as a deferred gain rather than as a benefit in the applicable periods. The deferred gain had been amortized into income over the estimated remaining settlement period of the underlying claims. As of December 31, 2005, the Company utilized the full limit of $175.0 million under the 1995 Stop Loss Agreement. The Company ceded losses of $17.5 million to the 1995 Stop Loss Agreement in each of the years ended December 31, 2005 and 2004, resulting in income of $11.3 million ($7.3 million after tax) and $8.7 million ($5.7 million after tax) for the years ended December 31, 2005 and 2004, respectively. There were no cessions to this agreement in 2006. The Company received $78.0 million in cash from nSpire Re on March 29, 2006, which reduced the outstanding recoverable. As the $78.0 million was received in advance of the payment of the underlying claims by the Company, it is included as an adjustment to net unpaid losses and loss adjustment expenses, which increased by $78.0 million. In connection with the receipt of this cash, for the three months ended March 31, 2006, the Company has recognized $19.3 million ($12.5 million after tax) of the cumulative deferred gain, an increase of $17.9 million ($11.7 million after tax) over the anticipated deferred gain amortization, as a reduction in losses and loss adjustment expenses.
Other Related Party Transactions
      For each of the years ended December 31, 2005 and 2004, the Company paid $0.3 million of intranet fees, to MFXchange, an affiliate. For the year ended December 31, 2006, the Company did not pay intranet fees to MFXchange. Included in other expense, net, for the years ended December 31, 2006, 2005 and 2004, respectively, are incurred charitable contributions of $1.7 million, $0.7 million and $2.8 million related to the Sixty Four Foundation, a not-for-profit entity affiliated with Fairfax.
      Due to expense sharing and investment management fee agreements with Fairfax and its affiliates, the Company has accrued, on its consolidated balance sheets, amounts receivable from affiliates of $0.9 million and $1.1 million as of December 31, 2006 and 2005, respectively, and amounts payable to affiliates of $4.3 million and $4.5 million as of December 31, 2006 and 2005, respectively.
      In connection with the 2004 sale of Old Lyme Insurance Company, Ltd. (“OLIC”) by an affiliate of the Company to an unrelated entity, Odyssey America provided a loan to the unrelated entity in the amount of $9.0 million to finance this transaction. This loan had a term of five years, bearing interest at a rate of prime plus 3% and was collateralized by the shares of OLIC’s common stock. The balance of the loan as of March 2006 was $4.1 million following a February 2006 principal payment of $3.2 million. In the fourth quarter, the Company received a principal payment of $4.1 million and the loan was retired.
      As of December 31, 2006, the Company has invested $26.4 million in a Canadian investment fund managed by an officer of Fairfax. The fund is 23.8% owned by Fairfax, which includes 4.7% owned by the Company. Certain subsidiaries of Fairfax have also invested in the fund. The officer receives no remuneration or benefits associated with his position as an officer of Fairfax, and derives all of his compensation from his management of the investment fund. In the ordinary course of the Company’s investment activities, the Company makes investments in investment funds, limited partnerships and other investment vehicles in which Fairfax or its affiliates may also be investors.
      In connection with the acquisition of Overseas Partners US Reinsurance Company (now known as Clearwater Select Insurance Company), the Company incurred a $2.5 million pre-tax expense for each of the years ended December 31, 2005 and 2004, to RiverStone Group LLC, an affiliate, for services provided to the Company in connection with the acquisition.
      The Company organized O.R.E. Holdings Limited (“ORE”), a corporation domiciled in Mauritius, on December 30, 2003 to act as a holding company for various investments in India. On January 29, 2004, ORE was capitalized by the Company in the amount of $16.7 million. ORE is consolidated in the Company’s consolidated financial statements. During 2004, ORE entered into a joint venture agreement relating to the purchase by ORE of 45% of the common shareholders of Cheran Enterprises Private Limited (“CEPL”). CEPL is a corporation domiciled in India, engaged in the purchase, development and sale of commercial real estate properties. The joint venture agreement governing CEPL contains a provision whereby Odyssey America could be called upon to provide a guarantee of a credit facility, if such facility were established by CEPL, in an amount up to $65.0 million for the funding of proposed developments. The credit agreement was never established, and the requisite conditions for any future provision of the guarantee no longer exist. ORE’s Indian joint venture partner is claiming that the guarantee should be available and is pursuing legal actions against the Company. The Company finds this claim without merit and is vigorously defending the legal actions. The Company recognized an other-than-temporary write-down of $7.5 million and $2.4 million in the carrying value of ORE for the years ended December 31, 2006 and 2005, respectively.
      OdysseyRe believes that the revenues and expenses related to the transactions with affiliated entities would not be materially different if such transactions were with unaffiliated entities.

Deadline for Receipt of Stockholder
Proposals for 2008 Annual Meeting
      If you would like to submit a proposal for our 2008 annual meeting to be included in our proxy statement and form of proxy for our 2008 annual meeting, the proposal must be received by November 23, 2007. You should address your proposal to Donald L. Smith, Senior Vice President, General Counsel and Corporate Secretary, Odyssey Re Holdings Corp., 300 First Stamford Place, Stamford, Connecticut 06902.
      If you would like to submit a proposal for a meeting of stockholders other than a regularly scheduled annual meeting, the proposal must be received within a reasonable time before we begin to print and mail our proxy materials in relation to that meeting.
      A notice of a stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 will be considered untimely unless such notice is submitted to OdysseyRe no later than December 27, 2007.

By Order of the Board of Directors of
Odyssey Re Holdings Corp.

Donald L. Smith
Senior Vice President, General Counsel and
Corporate Secretary

Report of the Audit Committee
      The management of Odyssey Re Holdings Corp. (the “Company”) has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls.
      The Company’s independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles, and discusses with the Audit Committee any issues they believe should be raised with us.
      This year, we reviewed the Company’s audited financial statements and met separately with both management and PricewaterhouseCoopers LLP, the Company’s independent auditors, to discuss and review those financial statements and reports prior to issuance. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.
      We have received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. We also discussed with PricewaterhouseCoopers LLP matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. We have implemented a procedure to monitor auditor independence and discussed with the auditors their independence.
      Based on these reviews and discussions, we recommended to the board of directors of the Company (the “Board of Directors”) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.
      The Board of Directors has adopted a written charter setting out the audit related functions the Audit Committee is to perform, a copy of which was included as Appendix A to the Company’s proxy statement mailed to the Company’s stockholders in March 2004.
Brandon W. Sweitzer
Anthony F. Griffiths
Patrick W. Kenny

ODYSSEY RE HOLDINGS CORP.
This Proxy is solicited on behalf of the Board of Directors
      Andrew A. Barnard and R. Scott Donovan, and each of them, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, with full power of substitution to vote and act as proxy with respect to all shares of Common Stock, $.01 par value, of ODYSSEY RE HOLDINGS CORP. (the “Company”) standing in the name of the undersigned on the Company’s books at the close of business on March 9, 2007, at the Annual Meeting of Stockholders to be held at The Yale Club, 50 Vanderbilt Avenue, New York, New York at 9:30 a.m., local time, on April 25, 2007, or at any adjournment(s) or postponement(s) thereof, as follows on the reverse side.
      The powers hereby granted may be exercised by either of said attorneys or proxies or their substitutes present and acting at the above-described Annual Meeting of Stockholders or any adjournment(s) thereof, or, if only one be present and acting, then by that one. The undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting.
      This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1.
(Continued and to be signed on reverse side)

ODYSSEY RE HOLDINGS CORP.
P.O. Box 11086
New York, New York 10203-0086

IF YOU CONSENTED TO RECEIVE PROXY MATERIALS VIA THE INTERNET,
ODYSSEY RE HOLDINGS CORP.’S PROXY STATEMENT AND ANNUAL REPORT
ARE AVAILABLE ON ITS WEBSITE AT: WWW.ODYSSEYRE.COM
Please Mark, Sign, Date, and Return the Proxy Promptly Using the Enclosed Envelope.
Votes MUST be indicated (x) in Black or Blue ink.  ☒
The board of directors recommends a vote “FOR” each of the proposals.

1.	ELECTION OF DIRECTORS: FOR ALL ☐ WITHHOLD FOR ALL ☐ *EXCEPTIONS ☐
Nominees: V. Prem Watsa, James F. Dowd, Andrew A. Barnard, Peter M. Bennett, Anthony F. Griffiths, Patrick W. Kenny, Bradley P. Martin, Brandon W. Sweitzer and Paul M. Wolff
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the space provided below.)
*Exceptions

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

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SCAN LINE
(Please sign proxy as name appears on corporate records. Joint owners should each sign personally. Trustees and other signing in a representative capacity should indicate the capacity in which they sign.)
Date             Share Owner sign here                           Co-Owner sign here